Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Among

FERRO CORPORATION,

PMHC II Inc.

and

PMHC Fortune Merger Sub, Inc.

Dated as of May 11, 2021

TABLE OF CONTENTS

INDEX OF DEFINED TERMS

.........................

Acceptable Confidentiality Agreement...............75

Acquisition Proposal.....................................43

Action.......................................................20

Affiliate.....................................................75

Agreement...................................................1

Alternative Financing...................................56

Alternative Financing Commitment Letter...........56

Anti-Corruption Laws...................................15

Antitrust and Foreign Investment Law...............75

Applicable Date.........................................15

Articles of Incorporation.................................11

Bankruptcy and Equity Exception.....................13

Benefit Continuation Period...........................52

Boards of Directors.......................................1

Book-Entry Shares.........................................7

Business Day.............................................75

Cancelled Shares...........................................3

Capitalization Date.......................................11

CBA.........................................................17

Certificate of Merger.......................................2

Certificates...................................................7

Change of Recommendation...........................46

Closing.........................................................2

Closing Date.................................................2

Code.........................................................21

Code of Regulations.....................................11

Common Stock...........................................11

Company...................................................1

Company Disclosure Letter.............................11

Company Equity Award.................................75

Company Notice.........................................41

Company Plans...........................................20

Company Related Parties...............................72

Company Requisite Vote...............................13

Company Securities.....................................12

Company Service Providers...........................20

Company Stock Plans...................................75

Company Termination Payment.......................75

Company Transaction Obligations.....................72

Confidentiality Agreement...............................51

Continuing Employees...................................52

Contract.....................................................17

control.......................................................76

COVID-19...............................................76

COVID-19 Measures...................................76

Credit Facilities...........................................76

Debt Financing...........................................31

Debt Financing Commitments.........................31

Debt Financing Sources.................................76

Definitive Financing Agreements.......................56

Dissenting Shares...........................................9

DOJ.........................................................47

Effective Time...............................................2

End Date.................................................67

Environmental Laws.....................................27

ERISA.......................................................20

ERISA Affiliate...........................................21

Exchange Act.............................................14

Exchange Fund.............................................6

Excluded Information...................................61

Financial Advisor.........................................27

Financing Uses...........................................32

Foreign Company Plan.................................22

FTC.........................................................47

GAAP.......................................................77

Governmental Entity.....................................14

Hazardous Materials.....................................27

Hedging Arrangements.................................37

HSR Act.....................................................75

Indemnified Parties.......................................53

Intellectual Property.....................................26

Intervening Event.........................................43

IRS...........................................................21

knowledge...............................................77

Law.........................................................77

Lease.......................................................77

Leased Real Property...................................23

Leases.......................................................77

Licenses.....................................................15

Lien.........................................................77

Marketing Period.......................................77

Material Adverse Effect.................................78

Material Contract.......................................19

Merger.........................................................1

Merger Sub.................................................1

Notice Period.............................................41

NYSE.......................................................14

OGCL.........................................................1

Option.........................................................4

Owned Real Property...................................24

Parent.........................................................1

Parent Disclosure Letter...............................28

Parent Group.............................................46

Parent Material Adverse Effect.......................66

Parent Regulatory Termination Fee...................71

Parent Related Parties...................................72

Parent Reverse Termination Fee.......................70

Parent Termination Fee.................................71

Parent Transaction Obligations.........................72

Parties.........................................................1

Party...........................................................1

Paying Agent...............................................6

Payoff Letters.............................................63

PBGC.......................................................22

Pension Plan.............................................21

Per Share Merger Consideration.........................3

Permitted Liens...........................................80

Person.......................................................80

Proceeding...............................................53

Proxy Statement.........................................25

PSU...........................................................4

Recommendation.........................................13

Regulatory Remedy.....................................48

Representatives...........................................39

Required Information...................................80

Restricted Stock.........................................12

Sanctions and Export Control Laws.................15

SEC.........................................................15

SEC Reports.............................................15

Securities Act.............................................16

Share...........................................................3

Sponsor.......................................................1

Stock Unit...................................................4

Stockholders Meeting...................................45

subsidiaries...............................................81

subsidiary.................................................81

Superior Proposal.......................................44

Surviving Corporation.....................................2

Takeover Law...........................................28

Tax Return...............................................25

Taxes.........................................................25

Transaction Documents.................................81

Transaction Litigation...................................64

WARN Act...............................................23

Willful Breach.............................................81

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 11, 2021 (this “Agreement”), is entered into by and among Ferro Corporation, an Ohio corporation (the “Company”), PMHC II Inc., a  Delaware corporation  (“Parent”), PMHC Fortune Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the respective boards of directors (the “Boards of Directors”) of Parent and Merger Sub have approved and declared advisable this Agreement, the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement, and the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement and have authorized the execution and delivery hereof;

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and the shareholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger in accordance with the Ohio General Corporation Law (as amended) of the State of Ohio (the “OGCL”), (ii) approved this Agreement, the Merger and the other transactions contemplated hereby in accordance with the OGCL, the Articles of Incorporation and the Code of Regulations and (iii) adopted a resolution recommending this Agreement be adopted by the shareholders of the Company in accordance with the terms hereof; and

WHEREAS, as a material inducement to, and as a condition to, the Company entering into this Agreement, concurrently with the execution of this Agreement, American Securities Partners VII, L.P., a Delaware limited partnership,  American Securities Partners VII(B), L.P., a Delaware limited partnership, and American Securities Partners VII(C), L.P., a Delaware limited partnership (collectively, the “Sponsor”) have each entered into an Equity Financing Commitment (as defined below), dated as of the date hereof, guaranteeing certain of Parent’s and Merger Sub’s obligations under this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I THE MERGER
The Merger

.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the OGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned subsidiary of Parent, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation.  The Merger shall have the effects set forth in this Agreement and specified in the OGCL.

Closing

.  The closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, at 9:00 a.m., New York City time, on the third (3rd) Business Day following the day on which the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived in accordance with this Agreement or at such other time and place as the Company and Parent may agree in writing; provided, that if the Marketing Period has not ended as of such date, the Closing shall occur on the earlier of (a) a date during the Marketing Period specified by Parent in writing on no fewer than three (3) Business Days’ notice to the Company, and (b) the third (3rd) Business Day immediately following the last day of the Marketing Period, in each case, subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions); provided,  further, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the Parties shall cooperate in connection therewith.    The date on which the Closing occurs is referred to herein as the “Closing Date”.

Effective Time

.  Subject to the provisions of this Agreement, at the Closing, the Company and Parent will cause the Merger to be consummated by executing and filing an agreement of merger (the “Certificate of Merger”) with the Secretary of State of the State of Ohio in accordance with Section 1701.78 of the OGCL.  The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Ohio or at such later time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the OGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Articles of Incorporation; Code of Regulations

.

(a) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended or restated as provided therein and in accordance with applicable Law, in each case consistent with the obligations set forth in Section 6.10.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the code of regulations of the Company in effect immediately prior to the Effective Time shall be the code of regulations of the Surviving Corporation (except that references therein to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation), until thereafter amended or restated as provided therein or by the articles of incorporation of the Surviving Corporation and in accordance with applicable Law, in each case consistent with the obligations set forth in Section 6.10.

Directors and Officers

.

(c) The Parties shall take all actions reasonably necessary to cause the directors of Merger Sub as of immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the code of regulations of the Surviving Corporation and applicable Law.

(d) The officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, to serve until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and code of regulations of the Surviving Corporation and applicable Law.

Article II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS
Effect on Capital Stock

.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a) Merger Consideration.  Each share of Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time (each such share, a “Share”) (other than (i) Shares owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent immediately prior to the Effective Time and Shares owned by the Company or any wholly owned subsidiary of the Company immediately prior the Effective Time, including Shares held in treasury by the Company, and in each case not held on behalf of third parties (collectively, the “Cancelled Shares”), (ii) the Dissenting Shares (as defined below) and (iii) Shares of Restricted Stock (as defined below)) shall be converted automatically into and shall thereafter represent the right to receive $22.00 per share in cash, without interest (the “Per Share Merger Consideration”).  At the Effective Time, all of the Shares that have been converted into a right to receive the Per Share Merger Consideration as provided in this Section 2.1(a) shall no longer be outstanding, shall be cancelled and extinguished automatically and shall cease to exist, and each former holder of such Shares that were outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares, except for the right to receive the Per Share

Merger Consideration for each such Share to be paid in consideration therefor in accordance with this Article II.

(b) Cancellation of Cancelled Shares.  Each Cancelled Share shall cease to be outstanding, shall automatically be cancelled without any conversion thereof or payment of any consideration therefor and shall cease to exist.

(c) Merger Sub.  Each share of common stock, par value $1.00 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $1.00 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Treatment of Company Equity Awards

.

(d) Treatment of Options.  Immediately prior to the Effective Time, except as otherwise agreed to in writing between a holder of an Option (as defined below) and Parent, each outstanding and unexercised option to purchase Shares (an “Option”) granted under a Company Stock Plan shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such Option to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to (x) the total number of Shares subject to such Option multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Option, less applicable Taxes required to be withheld with respect to such payment.  For the avoidance of doubt, any Option which has a per Share exercise price that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration or payment and shall have no further force or effect.

(e) Treatment of Share Units.    Immediately prior to the Effective Time, except as otherwise agreed to in writing between a holder of a Share Unit (as defined below) and Parent, each outstanding share of Restricted Stock, restricted share unit (other than a PSU), deferred share unit, phantom share unit or similar stock right (any such arrangement, other than a PSU, a “Share Unit”), granted under a Company Stock Plan shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such Share Unit to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to (x) the total number of Shares subject to such Share Unit immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(f) Treatment of Performance-Based Share Units.    Immediately prior to the Effective Time, except as otherwise agreed to in writing between a holder of a PSU (as defined below) and Parent, each outstanding performance-based share unit (any such arrangement, a “PSU”), granted under a Company Stock Plan shall automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such PSU to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to (i) the number of Shares subject to such PSU immediately prior to the Effective Time, calculated based on the greater of (A) actual performance achieved in accordance with the terms of such PSU and this Section 2.2(c), and (B) target level performance over the entire performance period,  multiplied by (ii) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment. For purposes of measuring actual performance as described in clause (A) of the preceding sentence, (i) any performance measures related to total shareholder return shall be calculated by, first, determining the volume weighted average closing trading price of the Company’s (or relevant peer group’s) common stock over the thirty trading days commencing on the first trading day occurring after the date of public announcement of this Agreement, and then, second, using such average prices as the “ending prices” for purposes of calculating relative total shareholder return (with the resulting relative total shareholder return calculations as of the last day of such thirty trading day period being substituted as the total shareholder return criteria for such PSU) and (ii) any performance measures related to goals other than total shareholder return shall be calculated based on extrapolation of the actual performance results achieved through the Effective Time as applied to the duration of the relevant performance periods, with such extrapolation calculations to be determined by the Compensation Committee of the Board of Directors and subject to Parent’s review prior to the Effective Time in good faith and consistent with past practice.

(g) Cancellation of Company Equity Awards.    For the avoidance of doubt, except as otherwise agreed to in writing,  following the Effective Time, no Option, Share Unit or PSU that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any Option, Share Unit or PSU shall cease to have any rights with respect thereto, except the right to receive the consideration (if any) in exchange for such Option, Share Unit or PSU set forth in Section 2.2(a),  Section 2.2(b) and Section 2.2(c).

(h) Corporate Actions.  At or prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary or required to effectuate the provisions of this Section 2.2 and shall take all actions necessary to terminate each Company Stock Plan as of the Effective Time without any ongoing liability to Parent.

(i) Required Payments.  At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate amount owed to holders of Options, Share Units and PSUs (after giving effect to any required Tax withholdings as provided in Section 2.3(f)).    As promptly as reasonably practicable following the Closing Date, but in no event later than the next regularly scheduled payroll date following the Closing Date (provided such payroll date shall be not less than three (3) Business Days following the Closing Date), the Surviving Corporation shall cause the applicable former holders of Options, Share Units and PSUs to receive a payment from the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such former holders in respect of Options, Share Units and PSUs that were cancelled and converted pursuant to Sections 2.2(a),  2.2(b) or 2.2(c), as applicable (after giving effect to any required Tax withholdings as provided in Section 2.3(f)).    Notwithstanding the foregoing, if any payment owed to a holder of Options, Share Units and PSUs pursuant to Sections 2.2(a),  2.2(b) or 2.2(c), as applicable, cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation shall issue a check for such payment to such holder (less applicable withholding taxes), which check shall be sent by courier to such holder promptly following the Closing Date (but in no event more than five (5) Business Days thereafter).  Notwithstanding the foregoing, to the extent any such amounts relate to a Company Equity Award that is nonqualified deferred compensation subject to Section 409A of the Code, the Company and/or the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Equity Award that will not trigger a tax or penalty under Section 409A of the Code.

Surrender of Shares

.

(j) Paying Agent.    Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company with a paying agent selected by Parent with the Company’s prior written approval, which approval shall not be unreasonably conditioned, withheld or delayed, to act as agent for the shareholders of the Company in connection with the Merger (the “Paying Agent”) to receive payment of the aggregate Per Share Merger Consideration to which the shareholders of the Company shall become entitled pursuant to Section 2.1(a).    Immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to pay the aggregate Per Share Merger Consideration pursuant to Section 2.1(a) (such cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Shares that will be converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.1(a).  With respect to any Dissenting Shares, Parent shall not be required to deposit or cause to be deposited with the Paying Agent funds sufficient to pay the Per Share Merger Consideration that would be payable in respect of such Dissenting Shares if such Dissenting Shares were not Dissenting Shares.    The Paying Agent shall not invest any cash included in the Exchange Fund unless otherwise directed by Parent;  provided that any such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months.  To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore, or cause to be replaced or restored, the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent.  The funds deposited with the Paying Agent pursuant to this Section 2.3(a) shall not be used for any purpose other than as contemplated by this Section 2.3(a).

(k) Exchange Procedures.

(i) Transmittal Materials.  Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail or otherwise provide to each former holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares, if any (“Certificates”), and each former holder of record of Shares held in book-entry form (“Book-Entry Shares”) (other than holders of Cancelled Shares and Dissenting Shares) (A) transmittal materials, including a letter of transmittal in customary form as agreed by the Parties, specifying that delivery shall be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent or, with respect to Book-Entry Shares, only upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the book-entry transfer of Book-Entry Shares as the Paying Agent may reasonably request), such transmittal materials to be in such form and to have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, in exchange for the Per Share Merger Consideration.

(ii) Certificates.    Upon surrender of one or more Certificates to the Paying Agent in accordance with the terms of such transmittal materials and instructions as contemplated in Section 2.3(b)(i), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, each holder of record of one or more Certificates, if any, shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) equal to the product obtained by multiplying (A) the number of Shares represented by such Certificates by (B) the Per Share Merger Consideration, and the Certificates so surrendered shall immediately be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(iii) Book-Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares will not be required to deliver a Certificate to receive the Per Share Merger Consideration that such holder is entitled to pursuant to this Article II.    In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) shall upon receipt by the Paying Agent of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) equal to the product obtained by multiplying (A) the number of Shares represented by such Book-Entry Shares by (B) the Per Share Merger Consideration, and the Book-Entry Shares so surrendered shall immediately be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.

(iv) Unrecorded Transfers; Other Payments.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates or Book-Entry Shares, as applicable, are registered, a check for any cash to be exchanged upon due surrender of the Certificates or Book-Entry Shares, as applicable, may be issued to such transferee or other Person if the Certificates or Book-Entry Shares, as applicable, formerly representing such Shares are properly presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.

(v) Until surrendered as contemplated by this Section 2.3(b), each Certificate and Book-Entry Share (other than Cancelled Shares and Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together, if applicable, with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)) the applicable Per Share Merger Consideration as contemplated by this Article II.  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration.

(l) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Shares for 12 months after the Effective Time shall be delivered to the Surviving Corporation upon demand.  Any holder of Certificates or Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) who has not theretofore complied with this Article II shall thereafter be entitled to look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) upon delivery of evidence of Certificates or Book-Entry Shares acceptable to the Surviving Corporation, without any interest thereon in accordance with the provisions set forth in Section 2.3(b), and the Surviving Corporation shall remain responsible for (subject to applicable abandoned property, escheat or other similar Laws) payment of such holder’s claim for the Per Share Merger Consideration payable upon due surrender of its Certificates or Book-Entry Shares.  Notwithstanding anything to the contrary herein, none of the Surviving Corporation, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims of interest of any Person previously entitled thereto.

(m) Transfers.  From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any evidence of a Certificate or Book-Entry Share is presented, and acceptable, to the Surviving Corporation, Parent or the Paying Agent for transfer, subject to compliance with the procedures set forth in this Article II, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to Section 2.1(a) (without interest and after giving effect to any required Tax withholdings as provided in Section 2.3(f)).  The Per Share Merger Consideration paid upon surrender of Certificates or receipt by the Paying Agent of an “agent’s message”, if applicable, in the case of Book-Entry Shares, in each case in accordance with the terms of this Article II, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares, as applicable.

(n) Lost Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stole or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary amount and upon such customary terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.3(f)) equal to the amount the holder of such Certificate is entitled to as set forth in this Article II.

(o) Withholding Rights.  Each of the Paying Agent, Parent, Merger Sub, the Company and the Surviving Corporation (and any agent or Affiliate thereof) shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any recipient of payments hereunder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law.  To the extent that amounts are so deducted or withheld and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.

Appraisal Rights

.  Notwithstanding anything in this Agreement to the contrary, if required by the OGCL (but only to the extent required thereby) any Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted such Shares in favor of the adoption of this Agreement and who are entitled to and have properly demanded dissenters rights with respect thereto in accordance with, and otherwise have complied in all respects with, Section 1701.85 of the OGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.1(a), unless and until such Person shall have effectively withdrawn or otherwise irrevocably lost or failed to perfect such Person’s right to appraisal or payment under the OGCL, at which time such Shares shall thereupon be automatically converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration as provided in Section 2.1(a), without interest and after giving effect to any required Tax withholdings pursuant to Section 2.3(f), and such Shares shall not be deemed Dissenting Shares, and such holder thereof shall cease to have any other rights with respect to such Shares.  Each Dissenting Share shall no longer be outstanding, shall automatically be cancelled and extinguished and shall cease to exist at the Effective Time, and each holder of Dissenting Shares shall be entitled to receive only the payment of the fair cash value of such Dissenting Shares in accordance with the provisions of, and as provided by, Section 1701.85 of the OGCL with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the OGCL.  The Company shall give Parent (a) prompt written notice of any written demands for appraisal, any withdrawals of such demands, and any other written demand, notice, withdrawal or instrument pursuant to applicable Law that are received by or delivered to the Company relating to shareholders’ rights of appraisal or to such demands or withdrawals and (b) the opportunity to participate in all negotiations and proceedings with respect thereto.  The Company shall not, except with the prior written consent of Parent, and prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, make any payment with respect to any demands for appraisal or offer to settle or compromise, or settle or compromise or otherwise negotiate, any such demands, or approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with the provisions under Section 1701.85 of the OGCL, or propose or agree to do any of the foregoing.

Adjustments

.  Notwithstanding anything to the contrary herein, in the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction, then the Per Share Merger Consideration shall be equitably adjusted to provide to Parent and the holders of Shares, Options, Share Units and PSUs the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be construed to permit the Company, any subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

Further Assurances

.  If at any time after the Effective Time, Parent or the Surviving Corporation reasonably believes or is advised that any further instruments, deeds, assignments, actions or assurances are reasonably necessary or desirable to consummate the Merger and the transactions contemplated hereby or to carry out the purposes and intent of this Agreement, then Parent and the Surviving Corporation and their respective officers and directors shall be authorized to execute and deliver, following the Effective Time, all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and the transactions contemplated hereby and to carry out the purposes and intent of this Agreement.

Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC on or after the Applicable Date and prior to the Business Day prior to the date of this Agreement (excluding any disclosures set forth in the SEC Reports (x) under the captions “Risk Factors” or “Forward-Looking Statements” and (y) in any other section relating to forward-looking statements or to the extent they are cautionary, predictive or forward-looking in nature) or (ii) as set forth on the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), it being acknowledged and agreed that, disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to the extent the relevance of such item is reasonably apparent on the face of such disclosure.

Organization and Qualification; Subsidiaries

.  Each of the Company and its subsidiaries is  a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and  is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in the case of clause (a) (with respect to the Company’s subsidiaries) and clause (b), where the failure to be so organized, existing, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.    Section 3.1(a) of the Company Disclosure Letter sets forth a true, accurate and complete list of (x) each of the Company’s subsidiaries and the ownership interest of the Company in each such subsidiary and (y) the jurisdiction of organization of each such subsidiary.

Articles of Incorporation and Code of Regulations

.

(a) The Company has made available to Parent, prior to the date hereof, a true, correct and complete copy of the amended and restated articles of incorporation, as amended to date (the “Articles of Incorporation”), and the amended and restated code of regulations, as amended to date (the “Code of Regulations”), of the Company as currently in effect.  The Articles of Incorporation and the Code of Regulations are in full force and effect, and the Company is not in violation of the foregoing documents in any material respect.

(b) No subsidiary of the Company is in violation of any provision of its organizational documents, except for such violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries, taken as whole.

Capitalization

.  The authorized capital stock of the Company consists of (i) 300,000,000 shares of Common Stock of the par value of $1.00 per share (the “Common Stock”) and (ii) 2,000,000 shares of Serial Preferred Stock without par value (the “Preferred Stock”).

(c) As of the close of business on May 10, 2021 (the “Capitalization Date”):
(i) no shares of Preferred Stock were issued or outstanding;
(ii) 82,626,789 shares of Common Stock were issued and outstanding, including zero shares of Common Stock subject to vesting restrictions (the “Restricted -11-

Stock”), and 10,808,764 shares of Common Stock were held by the Company in its treasury;

(iii) there were (A) 2,128,066 shares of Common Stock underlying outstanding Options with a weighted average exercise price of $13.38, (B) 919,538 shares of Common Stock underlying outstanding Share Units other than Restricted Stock, and (C) 1,103,716 shares of Common Stock underlying outstanding PSUs (calculated based on deemed maximum-level performance achievement), in each such case as granted or provided for under the Company Stock Plans, along with the applicable award agreements with respect to which any Company Equity Awards have been issued thereunder, and pursuant to which any Company Equity Awards are outstanding;

(d) From the close of business on the Capitalization Date until the date of this Agreement, no Company Equity Awards have been granted and no Shares have been issued, except for shares of Common Stock issued pursuant to the exercise or vesting of Options or the vesting of Share Units and PSUs in accordance with the terms of the applicable Company Stock Plan.  Except as set forth in Section 3.3(a), as of the date of this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or (C) options, warrants, calls, phantom stock, rights of first refusal, profit participation or similar rights or other rights  to acquire from the Company, or obligations or contractual commitments of the Company to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of the Company (collectively, “Company Securities”) and (ii) there are no outstanding contractual obligations, agreements, arrangements or commitments of any character requiring the Company to repurchase, redeem or otherwise acquire any Company Securities.  All outstanding Shares, and all Shares reserved for issuance as noted in Section 3.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of pre-emptive rights.    Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and non-assessable and all such shares are owned by the Company or a subsidiary of the Company and are owned free and clear of all Liens, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except for transfer restrictions of general applicability arising under securities laws.    The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.  No subsidiary of the Company owns any Company Securities.

(e) Section 3.3(c) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, a list of all outstanding Options, Share Units, and PSUs, the number of shares of Common Stock subject to each such Company Equity Award (including PSUs calculated based on deemed target-level performance and deemed maximum-level performance), the applicable Company Stock Plan, the grant date, the exercise price per share (to the extent applicable), and the name of the holder thereof.

(f) Since the Applicable Date, all dividends and distributions (including dividend equivalents) on shares of the capital stock of the Company that have been declared or authorized prior to the date hereof have been paid in full.

(g) There are no stockholder agreements, voting trusts or other agreements to which the Company or any of its subsidiaries is a party with respect to the holding, voting, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its subsidiaries.

(h) Each of the outstanding shares of capital stock or other equity securities of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares or equity securities are owned by the Company or another subsidiary of the Company and except as set forth on Section 3.3(f) of the Company Disclosure Letter are owned free and clear of all Liens of any nature whatsoever, except for Liens under applicable securities Laws.

Authority

.  The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject only to the affirmative vote (in person or by proxy) of the holders of two-thirds (66.67%) of all of the outstanding shares of Common Stock at the Shareholders Meeting, or any adjournment or postponement thereof, to adopt this Agreement (the “Company Requisite Vote”) and the filing of the Certificate of Merger with the Secretary of State of the State of Ohio.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).    The Board of Directors of the Company, at a duly called and held meeting, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s shareholders, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) subject to the terms of this Agreement, resolved to recommend that the shareholders of the Company vote in favor of the adoption of this Agreement and the Merger (the “Recommendation”) and (iv) approved and directed the submission of this Agreement to the shareholders of the Company for their adoption in accordance with the terms hereof.  The only vote or approval of the holders of any class or series of capital stock of the Company which is required to adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, is the Company Requisite Vote.

No Conflict; Required Filings and Consents

.

(i) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby -13-

do not and will not (i) breach, violate or conflict with the Articles of Incorporation or Code of Regulations or the equivalent organizational documents of any of the Company’s subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained, all filings described in such clauses have been made and the Company Requisite Vote has been obtained, contravene, conflict with, breach or violate any Law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default or result in a breach or violation), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment, approval, notice, payment, modification or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of the Company pursuant to, any Material Contract, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries taken as a whole.

(j) Subject to the accuracy of Parent’s and Merger Sub’s representations set forth in Section 4.3(b), the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental, quasi-governmental or regulatory (including stock exchange) authority, agency, court, commission, arbitrator or arbitral body (public or private) or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof (each, a “Governmental Entity”), except for compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement), and state securities Laws, Takeover Laws and “blue sky” Laws,  applicable filings and approvals under any applicable Antitrust and Foreign Investment Law, including the filing of a premerger notification and report form by the Company under the HSR Act and the consents, authorizations, permits, actions, filings or approvals of, or notifications to, any Governmental Entity as set forth in Section 3.5(b)(ii)  of the Company Disclosure Letter,   compliance with the applicable requirements of the New York Stock Exchange (the “NYSE”), (iv) the filing with the Secretary of State of the State of Ohio of the Certificate of Merger as required by the OGCL, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to, individually or in the aggregate, (A) prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement or (B) reasonably be expected to be material to the Company and its subsidiaries taken as a whole.

Compliance

.

(k) The business of the Company and its subsidiaries is not, and for the past three (3) years has not been, in violation of any Law applicable to the Company or any of its subsidiaries, except for violations that would not reasonably be, individually or in the aggregate, material to the Company and its subsidiaries taken as a whole, and the Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities required to conduct their respective businesses and own, lease and operate their respective assets and properties as being conducted as of the date hereof and as of the Effective Time (“Licenses”), except for any such Licenses the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.    Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of any of, the Company’s Licenses, except for any such conflicts, defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries taken as a whole, for the preceding five years, none of the Company or any of its subsidiaries or any of their respective directors or officers, or, to the knowledge of the Company, agent, employee or other Person acting on behalf of any of the Company or its subsidiaries, is or has been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other similar applicable Law that prohibits corruption or bribery (collectively, “Anti-Corruption Laws”).  The Company has instituted and maintains policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws.

(m) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries taken as a whole, for the preceding five years the Company and its subsidiaries and their respective directors and officers, and to the knowledge of the Company their respective agents, employees, and other Persons (in each case acting for or on behalf of the Company or any such subsidiary) have conducted transactions in compliance with applicable economic sanctions (including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control) and export control Laws and regulations (including those administered by the U.S. Department of Commerce’s Bureau of Industry and Security) (collectively, “Sanctions and Export Control Laws”).

(n) Neither the Company nor any of its subsidiaries has for the preceding five years been the subject of any voluntary disclosure, prosecution or other enforcement action or, to the knowledge of the Company, any investigation by any Governmental Entity related to any Anti-Corruption Laws or Sanctions and Export Control Laws.

SEC Filings; Financial Statements; Undisclosed Liabilities

.

(o) The Company has filed or furnished all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments, schedules and supplements thereto) in each case required to be filed or furnished on or prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2019 (the “Applicable Date”) (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, including all exhibits and other information incorporated therein, amendments, schedules and supplements thereto, collectively, the “SEC Reports”).  As of their respective SEC filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing.  As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement.  Since the Applicable Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.    As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the SEC Reports and, to the knowledge of the Company, none of the SEC Reports is subject to ongoing review or outstanding SEC comment or investigation.    No subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

(p) The audited consolidated financial statements of the Company and its consolidated subsidiaries (including all notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC (the “Form 10-K”)  and included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations, comprehensive income, cash flows and shareholders’ equity for the periods indicated.

(q) Since the Applicable Date, the Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act.  Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents under the Exchange Act. Since the Applicable Date, the Company has maintained internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).    Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.    The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) all fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(r) Except (i) as disclosed, reflected, accrued or reserved against in the unaudited consolidated financial statements (including all notes thereto) of the Company for the fiscal quarter ended March 31, 2021 (the “Balance Sheet Date”); (ii) for liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date; (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, (iv) for liabilities or obligations permitted by this Agreement or incurred pursuant to the transactions contemplated by this Agreement and (v) for liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries taken as a whole, neither the Company nor any of its subsidiaries has any liabilities or obligations (whether or not accrued, contingent or otherwise, known or unknown, or due or to become due) of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto.

Contracts

.

(s) Except (i) for this Agreement and (ii) for the Company Plans,  Section 3.8(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other similar instrument or obligation (each, a “Contract”) which the Company or any of its subsidiaries is party to or bound by, that:

(i) other than with respect to any partnership that is wholly owned by the Company or any of its subsidiaries, is a joint venture, partnership, profit sharing, collaboration, co-promotion, joint research, joint development or other similar agreement or arrangement, in each case, that is material to the Company and its subsidiaries, taken as a whole;

(ii) contains covenants binding upon the Company or any of its subsidiaries that (A) materially restrict the ability of the Company or any of its subsidiaries or, following the Closing, Parent, to engage or compete in any line of business or with any Person or in any geographic area, or (B) grants material exclusivity or “most favored nation” protections or material rights of first refusal, first offer or first negotiation or similar restrictions to the counterparty to such Contract (including any exclusive supply agreements with the Company’s suppliers);

(iii) any collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “CBA”);

(iv) any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company or any of its subsidiaries will have any outstanding obligation after the date of this Agreement in excess of $500,000 or which provides for any injunctive or similar equitable obligations on the Company or any of its subsidiaries;

(v) any Contract that is for the employment or engagement of any directors, employees or independent contractors at annual base compensation in excess of $350,000;

(vi) except for Hedging Arrangements (as defined below) entered into by the Company or its subsidiaries in the ordinary course of business relating to raw materials, energy or utilities, contains minimum purchase conditions in excess of $15 million with respect to inventory purchases by the Company or its subsidiaries for resale, and in excess of $15 million with respect to requirements contracts or other purchase obligations by the Company or its subsidiaries, or Contracts that contain covenants binding upon the Company or any of its subsidiaries that materially restrict, or purport to materially restrict, the purchasing relationships of the Company or its subsidiaries;

(vii) relates to any outstanding commitment for capital expenditures by the Company or its subsidiaries in excess of $5 million;

(viii) except for Hedging Arrangements entered into by the Company or its subsidiaries in the ordinary course of business relating to raw materials, energy or utilities, indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money made by the Company or its subsidiaries in excess of $5 million, letters of credit issued on behalf of the Company or its subsidiaries or commitments for the borrowing or the lending of amounts by the Company or its subsidiaries in excess of $5 million or providing for the creation of any charge, security interest, encumbrance or Lien upon any of the material assets of the Company or its subsidiaries with an aggregate value in excess of $5 million, other than any such Contract solely between or among any of the Company and any of its subsidiaries;

(ix) providing for the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) as to which there are any material ongoing obligations or which provide for “earn-outs” payable by the Company or its subsidiaries;

(x) is between the Company or any of its subsidiaries, on the one hand, and any director or officer of the Company or any of its subsidiaries or any Person beneficially owning 5% or more of the outstanding Shares, on the other hand, except for any Company Plan and any Contracts entered into on arm’s length terms in the ordinary course of business;

(xi) is with an exclusive distributor or dealer material to the business of the Company and its subsidiaries taken as a whole;

(xii) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries or prohibits the pledging of the capital stock of the Company or any subsidiary of the Company;

(xiii) involves annual revenues to the business of the Company and its subsidiaries in excess of $25 million for the prior fiscal year;
(xiv) is a lease of real or personal property providing for annual payments in excess of $1 million;

(xv) is a consent-to-use, covenant-not-to-sue, coexistence, concurrent use, settlement agreement or similar agreement, in each case that affects the ability of the Company and its subsidiaries to use, enforce, or disclose any Intellectual Property and is material to the business of the Company and its subsidiaries taken as a whole;

(xvi)  contains any license or other right with respect to any Intellectual Property that is material to the business of the Company and its subsidiaries taken as a whole (excluding without limitation inbound (x) licenses for off-the-shelf software commercially available on standard and non-negotiable terms for an aggregate fee of no more than $500,000 and (y) non-exclusive licenses to Intellectual Property that are merely incidental to the primary purpose of such Contract);  and

(xvii) is a Contract, commitment or arrangement to enter into any of the forgoing.

Each Contract required to be set forth in Section 3.8(a) of the Company Disclosure Letter or filed as an exhibit to the SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (in each case, excluding any Company Plan) is referred to herein as a “Material Contract”.

(t) Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires or terminates after the date hereof in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.    As of the date hereof (x) neither the Company nor, to the knowledge of the Company, any of its subsidiaries has received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, modify or renegotiate in any material respects the terms of any such Material Contract and (y) there is no breach or default under any Material Contract by the Company or any of its subsidiaries and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries, except, in the case of clause (x) and (y), as would not, individually or in the aggregate, have or reasonably be expected to have a material impact on the business of the Company and its subsidiaries taken as a whole.    Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its subsidiaries, and, to the knowledge of the Company, each other party thereto, is in compliance with its obligations under each Material Contract.

Absence of Certain Changes or Events

.  Since December 31, 2020 through the date of this Agreement, (a) except as contemplated by this Agreement, the Company and its subsidiaries have not taken any action that, if taken after the date hereof, would require the consent of Parent pursuant to the terms of Section 5.1(b)(i),  (iv), (vii), (viii),  (xiii),  (xiv), and (xvii) hereof, (b) the Company and each of its subsidiaries have conducted their business, in all material respects, in the ordinary course (except with respect to this Agreement and discussions, negotiations and transactions related thereto), and (c)  there has not occurred any event, development, change, effect or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Absence of Litigation

.  As of the date of this Agreement, there are no suits, claims, charges, actions, audits, investigations, examinations or inquiries by any Governmental Entity, litigations, arbitrations or other proceedings, whether civil, criminal, administrative or investigative (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective assets or properties, other than any such Action that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.    As of the date hereof, neither the Company nor any of its subsidiaries or any of their respective material properties or assets is or are subject to any order, writ, ruling, settlement, judgment, injunction, decree or award of any Governmental Entity except for those that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Employee Benefit Plans

.

(u) Section 3.11(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Plan.  For purposes of this Agreement, the term “Company Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) regardless of whether subject to ERISA), and each other employee benefit plan, policy, program or arrangement providing compensation or benefits to any current or former officer, employee, individual service provider or non-employee director (collectively, the “Company Service Providers”), including bonus plans, incentive, employment, consulting, severance, fringe benefits, change in control, retention, incentive equity or equity-based compensation and deferred compensation arrangements, in each case, contributed to or sponsored or maintained by the Company or any of its subsidiaries or pursuant to which the Company or any of its subsidiaries has an obligation to contribute, other than a plan, policy, program or arrangement which is required to be contributed to pursuant to applicable Law or any Contract entered into with a non-US employee that is substantially consistent with a form employment agreement maintained by the Company or one of its subsidiaries as of the date of this Agreement for the benefit of any current, former or retired employee, individual service provider or non-employee director of the Company or any of its subsidiaries or to which the Company or any of its subsidiaries has any liability (such plans, programs, policies, agreements and arrangements, collectively “Company Plans”).

(v) With respect to each Company Plan set forth on Section 3.11(a) of the Company Disclosure Letter, the Company has made available to Parent a true and complete copy thereof to the extent in writing and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the U.S. Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required and (iv) for the most recently completed fiscal year (A) the Form 5500 and attached schedules,  (B) audited financial statements and (C) actuarial valuation reports, if any.

(w) Except as would not reasonably be expected to result in a material liability to the Company and its subsidiaries taken as a whole (i) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and other applicable Laws, rules and regulations and (ii) no event has occurred and no condition exists with respect to any Company Plan that would, subject the Company or any of its subsidiaries to any material Tax, fine, lien, penalty or other material liability imposed by ERISA, the Code or other applicable Law and (iii)  with respect to each Company Plan, as of the date of this Agreement, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.  Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification.

(x) Each Company Plan that provides deferred compensation subject to Section 409A of the Code has complied in all material respects in both form and operation with the requirements of Section 409A of the Code and the guidance issued thereunder.

(y) Except as set forth on Section 3.11(e) of the Company Disclosure Letter, the Company has no obligation to indemnify or reimburse any individual for any additional Taxes or interest imposed on such individual pursuant to Sections 4999 or 409A of the Code.

(z) Except as set forth on Section 3.11(f) of the Company Disclosure Letter (i) no Company Plan is and neither the Company nor any ERISA Affiliate maintains, sponsors contributes to or has any liability with respect to any “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA, Code) and (ii) no Company Plan is or provides for any employee benefit plan, program or arrangement that provides for post-employment or retiree health benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or similar Laws. For purposes of this Agreement, “ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Section 414 of the Code.

(aa) Except as set forth on Section 3.11(g) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any liability or potential liability under or with respect to  any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is subject to Section 302 of Title IV of ERISA or Section 412 of the Code (each such Company Plan a “Pension Plan”).  With respect to each Pension Plan: (i) the minimum funding standard under Section 430 of the Code has been satisfied and no waiver of any minimum funding standard or extension of any amortization periods has been requested or granted; (ii) all contributions required under Section 302 of ERISA and Section 412 of the Code have been timely made; (iii) all amounts due to the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to Section 4007 of ERISA have been timely paid; (iv) with respect to any event where there has been a significant reduction in the rate of future benefit accrual as referred to in Section 204(h) of ERISA, the requirements of Section 204(h) of ERISA have been complied with; and (iv) there has been no event described in Section 4062(e) of ERISA, and the Merger and the other transactions contemplated by this Agreement will not result in any event described in Section 4062(e) of ERISA.

(bb) Except as set forth on Section 3.11(h) of the Company Disclosure Letter, no Company Plan exists that, as a result of the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) could (i) accelerate the time of payment, vesting, or funding, or increase the amount, of any compensation or benefit due under any Company Plan or otherwise, except as expressly provided in this Agreement, (ii) result in the limitation of or restriction of the right of the Company to merge, amend or terminate any Company Plan, (iii) result in the forgiveness of any loan or indebtedness owed to the Company by any Company Service Provider or current or former individual service provider or non-employee director, or (iv) result in any payments or benefits which could not reasonably be expected to be deductible under Section 280G of the Code or be subject to an excise tax under Section 4999 of the Code.

(cc) With respect to each Company Plan that is subject to the Laws of a jurisdiction outside of the United States (each, a “Foreign Company Plan”), except as would not reasonably be expected to result in a material liability to the Company or any of its ERISA Affiliates or subsidiaries, each such Foreign Company Plan has been maintained, funded and operated in all material respects in accordance with the applicable plan document and all applicable Laws and other requirements, and if required to be registered or intended to qualify for special tax treatment, satisfies all registration requirements or other requirements for such treatment.    All material contributions required to have been made by or on behalf of the Company and its subsidiaries with respect to governmental plans or arrangements (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued, in each case, in all material respects.

Labor and Employment Matters

.

(dd) Except as set forth in Section 3.12(a) of the Company Disclosure Letter, neither the Company nor any subsidiary is a party to or bound by any CBA with any labor organization or other representative of any employee of the Company or any subsidiary, nor is any such agreement currently being negotiated by the Company or any of its subsidiaries.  There are no, and in the past three (3) years there have been no, strikes, material work stoppages, material slowdowns, lockouts, material grievances, material labor-related arbitrations or similar material labor disputes pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its subsidiaries.  There are, and for the past (3) years there have been, (i) no material unfair labor practice complaints pending against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority, (ii) to the knowledge of the Company, there are no union organizing efforts regarding any employee of the Company or any subsidiary, or (iii) no liabilities or obligations under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law (“WARN Act”) that remain unsatisfied.  Except as set forth in Section 3.12(a) of the Company Disclosure Letter, the Company and its subsidiaries have no notice or consultation obligations to any labor union, labor organization or works council, which is representing any employee of the Company or any of its subsidiaries, in connection with the execution of this Agreement or consummation of the transactions contemplated by this Agreement.

(ee) The Company and its subsidiaries have no material liability for (i) any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation to their current or former employees and independent contractors under applicable Law or Contract; and/or (ii) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(ff) The Company and its subsidiaries are in material compliance with all Laws regarding labor, employment and employment practices including, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations),  plant closures and layoffs (including the WARN Act),  workers’ compensation, labor relations, employee leave issues, affirmative action and affirmative action plan requirements and unemployment insurance.  There are no pending or, to the knowledge of the Company, threatened in writing material actions or proceedings relating to employees or employment practices.

Insurance

.   Except as would not reasonably be expect to be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, (a) all insurance policies of the Company and its subsidiaries which are material to the Company and its subsidiaries taken as a whole are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in all material respects in the industries in which the Company and its subsidiaries operate and (b) all premiums due with respect to such material insurance policies have been paid in accordance with the terms thereof.    Except as would not reasonably be expect to be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, the Company has not received any written notice of termination, cancellation or non-renewal with respect to any such material insurance policy, there has been no written threat of termination of, cancelation or non-renewal with respect to, any such policy, and no coverage under any such policy will be materially and adversely affected by the Merger.

Properties

.  The Company has provided to Parent a list, true and complete in all material respects, of all real property leased or subleased by the Company or any of its subsidiaries pursuant to leases or subleases providing for annual base rent in excess of $300,000 (the “Leased Real Property”) and the address of each Leased Real Property.    Except as would not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole,  with respect to each Lease, (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither the Company nor any subsidiary nor any other party to such Lease is in default under any such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iii) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such

Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iv) the Company’s or its subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Company’s knowledge, there are no disputes with respect to such Lease; (v) the Company or its subsidiary has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (vi) the Company or its subsidiary has not collaterally assigned or granted any other security interest in such Lease or any interest therein.    The Company has provided to Parent a list, true and complete in all material respects, of all real property owned by the Company or any of its subsidiaries (the “Owned Real Property”) as of the date hereof.    Except as would not reasonably be expect to be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, with respect to each such item of Owned Real Property: (A) the Company or the identified subsidiary has good and clear record and marketable indefeasible fee simple title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any Liens, other than Permitted Liens; (B) the Company or its subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (C) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.    Neither the Company nor any subsidiary is a party to any agreement or option to purchase any material real property or material interest therein.    The Leased Real Property and Owned Real Property identified on the lists provided by the Company pursuant to this Section 3.14 comprise all of the real property held or used or intended to be used in, or otherwise related to, the business.  Notwithstanding the foregoing, no representation is made under this Section 3.14 with respect to any Intellectual Property.

Tax Matters

.

(gg) The Company and each of its subsidiaries (A) have timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to have been filed by them and all such filed Tax Returns are complete and accurate in all material respects, (B) have paid all material Taxes (as defined below) required to be paid by them and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(hh) No material Tax audits, examinations, investigations or other proceedings with respect to the Company or any of its subsidiaries are currently in process or pending, and no material deficiency for Taxes has been assessed or proposed in writing by any Taxing Authority against the Company or any of its subsidiaries.

(ii) There are no Liens for material Taxes on any of the assets of the Company other than Liens described in clause (F) of the definition of Permitted Liens.
(jj) Neither the Company nor any of its subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4.
(kk) Neither the Company nor any of its subsidiaries (A) has any liability for the Taxes of any Person (other than the Company or its subsidiaries) under Treasury Regulations -24-

Section 1.1502-6 or any similar provision of state, local or foreign Law, (B) is a party to or bound by any material Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than any commercial agreements or contracts entered into in the ordinary course of business and not primarily related to Tax or any agreement among or between only the Company and/or any of its subsidiaries) or (C) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 or Section 361 of the Code in the two-year period ending on the date of this Agreement.

(ll) No written claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction, which written claim relates to a material amount of Taxes.

(mm) Neither the Company nor any of its subsidiaries has availed itself of the benefit of any applicable Tax credits or deferred the payment of any applicable Taxes pursuant to COVID-19 Measures.
(nn) For purposes of this Agreement:

(i) “Tax Return” means all returns, declarations, statements and reports (including any schedules or attachments thereto and any amendments thereof) filed or required to be filed with a Tax Authority, including any information return, claim for refund or declaration of estimated Tax.

(ii)  “Taxes” means all U.S. federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, occupancy and other taxes, duties or other like assessments of any nature whatsoever imposed by any Taxing Authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions; and

(iii) “Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, or imposition of any Taxes.
Proxy Statement

.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading.  The Proxy Statement will, at the time of the Shareholders Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives, which is contained or incorporated by reference in the Proxy Statement.

Intellectual Property; Security

.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(oo) (i) the Company and its subsidiaries exclusively own all right, title and interest in and to all Intellectual Property owned or purported to be owned by any of them, free and clear of all Liens except Permitted Liens, and the patents, registrations and applications included in the same are subsisting, unexpired, and to the knowledge of the Company, valid and enforceable, and (ii) the Companies and its subsidiaries have a valid and enforceable license or other right to use all other Intellectual Property used in the current conduct of their businesses;

(pp) the current conduct of their businesses by the Company and its subsidiaries (and the manufacture, sale or use of their respective products or services) does not infringe the Intellectual Property of any third party and, to the knowledge of the Company, the Intellectual Property owned by the Company or its subsidiaries is not being infringed by any third party (where “infringe” means infringe, misappropriate or otherwise violate);

(qq) the Company and its subsidiaries have taken since the Applicable Date and take reasonable efforts to monitor and protect the integrity, continuous operation and security of their material software, networks, hardware and systems (and all data, including personal data, stored, transmitted or processed thereby) (including the implementation of reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures), and there have been no breaches (including unauthorized access), outages or violations of same (except for those that were investigated in a reasonable manner, remediated in all material respects and otherwise resolved without material cost, liability or the duty to notify, or notification of, any Person);

(rr) (i) the Company and its subsidiaries have provided since the Applicable Date reasonable notice of their privacy and personal data collection and use policies on their websites and have since the Applicable Date complied in all material respects with such policies and all applicable Laws relating to the collection, use, storage, processing or disclosure of any personally-identifiable information or sensitive information and other data or information collected, processed or stored by or on behalf of the Company or any of its subsidiaries, and (ii) neither this Agreement nor the consummation of the transactions contemplated hereby will materially violate any such policy or applicable Laws;

(ss) For purposes of this Agreement, “Intellectual Property” means all intellectual property, whether registered or unregistered, in any jurisdiction throughout the world, including: (i) (1) patents, inventions, processes and methods; (2) copyrights; (3) trademarks, service marks, domain names, trade names, corporate names, logos, social media identifiers, trade dress and the goodwill of the business symbolized thereby; (4) know-how and trade secrets; (5) rights in software (of any type and in any form), databases and collections of data; and (ii) registrations, applications, divisionals, continuations, continuations-in-part, re-examinations, re-issues, renewals and foreign counterparts related to the foregoing in clause (i).

Environmental Matters

.

(tt) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) neither the Company nor any of its subsidiaries is or, for the past three (3) years, has been in violation of any applicable Environmental Law; (ii) each of the Company and its subsidiaries has obtained all permits, licenses, authorizations and approvals required under any applicable Environmental Laws for the operation of its respective businesses as currently conducted, and is and, for the past three (3) years, has been in compliance with the requirements of such permits, licenses, authorizations and approvals; (iii) neither the Company nor any of its subsidiaries has received written notice of any pending or, to the knowledge of the Company, threatened in writing administrative or judicial actions, suits, demands, demand letters, claims, notices of noncompliance or violation or proceedings under any Environmental Law against the Company or any of its subsidiaries; and (iv) to the knowledge of the Company, there has been no release or disposal of, or contamination by (including any of the foregoing that results in exposure of any Person to), Hazardous Materials by any Person at or affecting any real property owned or leased by the Company or any of its subsidiaries that, assuming any such property continues to be used as it currently is by the Company and its subsidiaries, would reasonably be expected to result in (A) an order from any Governmental Entity for the investigation or remediation of Hazardous Materials, (B) an action, suit or proceeding by any private party or Governmental Entity under any applicable Environmental Laws, or (C) any other material liability or investigatory, corrective or remedial obligation under Environmental Laws, in either case (A), (B) or (C) against or for the Company or any of its subsidiaries.

(uu) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” shall mean Laws regarding pollution, or protection of the environment or (to the extent relating to exposure to Hazardous Materials) of public or worker health or safety, including those relating to the release or threatened release of Hazardous Materials or to the distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Hazardous Materials” shall mean any substance, material or waste defined or regulated as a hazardous or toxic substance, material or waste or as a pollutant or contaminant (or words of similar meaning) by, or for which liability or standards of conduct may be imposed due to its dangerous or deleterious properties or characteristics under, any applicable Environmental Law, including petroleum, asbestos, and per- or polyfluoroalkyl substances.

Opinions of Financial Advisor

.  The Company Board of Directors has received the opinion of its financial advisor, Lazard Frères & Co. LLC (the “Financial Advisor”), to the effect that, as of the date thereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Per Share Merger Consideration is fair from a financial point of view, as of the date of such opinion, to the holders of the outstanding shares of Common Stock (other than the Cancelled Shares and the Dissenting Shares).    A true and complete copy of such opinion has been or will be provided to Parent as soon as practicable after the date of this Agreement.

Brokers

.  Other than the Financial Advisor, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries.

Takeover Statutes

.  Assuming the accuracy of the representations and warranties contained in Section 4.9, no “fair price”,  “moratorium”,  “control share acquisition”,  “business combination” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to the Company (each, a “Takeover Law”) or similar provisions under the organizational documents of the Company, is applicable to this Agreement or the transactions contemplated hereby, including the Merger.

Affiliate Transactions

.    There are not, as of the date hereof, any related party transactions, agreements, arrangements or understandings between the Company or its subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly owned subsidiaries of the Company), any director or officer of the Company or any of its subsidiaries or any Person beneficially owning 5% or more of the outstanding Shares, on the other hand, in each case, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act that has not been so disclosed.

No Other Representations or Warranties

.  Except for the representations and warranties contained in this Article III or in any Transaction Document, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub.  Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information (other than any representations and warranties provided in this Article III or in any Transaction Document), including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub each hereby represents and warrants to the Company that, except as set forth on the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to the extent the relevance of such item is reasonably apparent on the face of such disclosure:

Organization

.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or, to the extent such concept is applicable, in such good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below).  Parent has made available to the Company prior to the date of this Agreement a complete and correct copy of the certificate of incorporation and bylaws of Parent and the articles of incorporation and code of regulations of Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.    Neither Parent nor Merger Sub is in violation of its certificate of incorporation, articles of incorporation, code of regulations or bylaws, as applicable, in any material respect.

Authority

.  Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement, and to consummate the Merger and the other transactions contemplated hereby.  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent,  and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the Boards of Directors of Parent and Merger Sub and, immediately following the execution of this Agreement, Parent will approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, in its capacity as sole shareholder of Merger Sub, and no other corporate proceedings or shareholder or similar action on the part of Parent or Merger Sub or any of their Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Ohio of the Certificate of Merger as required by the OGCL).  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

No Conflict; Required Filings and Consents

.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby will not (i) breach, violate or conflict with the certificate of incorporation, bylaws or other governing documents of Parent, the articles of incorporation or code of regulations of Merger Sub or the comparable governing instruments of any of their respective subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, contravene, conflict with, breach or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of Parent or Merger Sub pursuant to, any Contracts to which Parent or Merger Sub, or any Affiliate thereof, is a party or by which Parent or Merger Sub or any of their Affiliates or its or their respective properties or assets are bound (including any Contract to which an Affiliate of Parent or Merger Sub is a party), except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities Laws, Takeover Laws and “blue sky” Laws, (ii)  the filing of a premerger notification and report form by the Company under the HSR Act and the consents, authorizations, permits, actions, filings or approvals of, or notifications to, any Governmental Entity as set forth in Section 3.5(b)(ii) of the Company Disclosure Letter, (iii) compliance with the applicable requirements of the NYSE, (iv) the filing with the Secretary of State of the State of Ohio of the Certificate of Merger as required by the OGCL, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Absence of Litigation

.  As of the date of this Agreement, there are no Actions pending or, to the knowledge of Parent, threatened against Parent, Chameleon or Merger Sub or any of their respective subsidiaries, other than any such Action that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither Parent nor any of its subsidiaries nor any of their respective material properties or assets is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Operations and Ownership of Merger Sub

.  The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned, directly or indirectly, by Parent.    Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than (i) as expressly contemplated herein or in any other Transaction Document or the transactions contemplated hereby and thereby and (ii) liabilities and obligations incidental to its formation and the maintenance of its existence.

Proxy Statement

.  None of the information supplied or to be supplied by or on behalf of each of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, or at the time it is first mailed to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.  Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by the Company or any of its Representatives, which is contained or incorporated by reference in the Proxy Statement.

Brokers

.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which the Company will be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

Financing

.  As of the date hereof, Parent has delivered to the Company true, complete and correct copies of (a) the executed commitment letter, dated as of the date hereof, among Parent and the Debt Financing Sources party thereto (including all exhibits, schedules, and annexes thereto, and the executed fee letter associated therewith redacted in the manner described below, collectively, the “Debt Financing Commitments”), pursuant to which the Debt Financing Sources party thereto have committed subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “Debt Financing”) for the purpose of funding a portion of the Financing Uses and (b) the executed commitment letter, dated as of the date hereof, among Parent, the Sponsor and the other parties thereto (including all exhibits, schedules and annexes thereto, the “Equity Financing Commitment”, and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which, among other things, the Sponsor has committed, subject to the terms and conditions set forth therein, to invest the cash amount set forth therein solely to the extent such amounts are not funded by Parent as and when due pursuant to this Agreement (the “Equity Financing”, and together with the Debt Financing, the “Financing”) for the purpose of funding a portion of the Financing Uses.  The Equity Financing Commitment provides that the Company is a third-party beneficiary thereof. None of the Financing Commitments have been withdrawn, terminated, amended or modified prior to the date of this Agreement. As of the date of this Agreement, no such withdrawal, termination, amendment or modification is contemplated, other than customary amendments to add additional commitment parties to the Debt Financing Commitments who are not party thereto on the date hereof and, as of the date of this Agreement, the respective commitments contained in the Debt Financing Commitments have not been withdrawn, terminated or rescinded in any respect.  Except for the fee letters referenced in the Debt Financing Commitments (complete copies of which have been provided to the Company, with only fee amounts and the economic terms (other than covenants) related to the “market flex” and related to “securities demand” provisions contained therein redacted (provided that Parent represents and warrants that the “market flex” and “securities demand” provisions in such fee letters do not permit the imposition of any new conditions (or the modification or expansion of any existing conditions) or any reduction in the aggregate principal amount of the Debt Financing with respect to the Debt Financing, none of which adversely affect the amount, conditionality, enforceability, termination or availability of the Debt Financing), as of the date hereof there are no side letters or Contracts to which Parent or Merger Sub is a party related to the funding, investing, availability or conditionality, as applicable, of the Financing other than as expressly set forth in the Financing Commitments delivered to the Company on or prior to the date hereof.

Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof and Parent will, directly or indirectly, continue to pay in full any such amounts required to be paid as and when they become due and payable on or prior to the Closing Date.  As of the date hereof, the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, each of the other parties thereto.  There are no conditions precedent or other requirements related to the funding of the full amount of the Financing (including pursuant to any “market flex” provisions in the fee letter or otherwise), other than as expressly set forth in the Financing Commitments delivered to the Company on or prior to the date hereof.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or breach on the part of Parent or, to the knowledge of Parent, any other party thereto under any of the Financing Commitments, (ii) constitute a failure to satisfy a condition precedent on the part of Parent or, to the knowledge of Parent, any other party thereto under the Financing Commitments or (iii) result in any portion of the amount to be provided or funded in accordance with the Financing Commitments being unavailable on the Closing Date.  As of the date hereof, assuming each of the conditions to Closing set forth herein are satisfied and the Marketing Period has been completed, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the amount of the Financing necessary to fund the Financing Uses will not be made available to Parent on the Closing Date and, as of the date hereof, Parent is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions to the Financing not to be satisfied or the amount of the Financing necessary to fund the Financing Uses not to be made available to Parent in full on the Closing Date. Assuming the Financing is funded in accordance with the Financing Commitments, Parent will have on the Closing Date funds sufficient to (i) pay the aggregate Per Share Merger Consideration and the other payments under Article II, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, (iii) pay for any refinancing of any outstanding indebtedness of the Company or its subsidiaries contemplated by this Agreement or the Financing Commitments and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder that are required to be paid on the Closing Date (clauses (i) through (iv), the “Financing Uses”).  Each of Parent and Merger Sub affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Parent or Merger Sub obtain the Debt Financing or any other financing for or related to any of the transactions contemplated hereby. Section 4.8 of the Parent Disclosure Letter sets forth the true and correct amount of existing third party debt for borrowed money outstanding under (i) the Existing Borrower First Lien Credit Agreement, (ii) the Existing Borrower Second Lien Credit Agreement, (iii) each Existing Chameleon First Lien Credit Agreement and (iv) the Existing Chameleon Second Lien Credit Agreement, respectively, in each case, as of the date of this Agreement. As of the date of this Agreement, the net proceeds of the Existing Chameleon Second Lien Credit Agreement are held as cash on hand by Chameleon.

Ownership of Shares

.  None of Parent, Merger Sub or any of their respective Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, or any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent, Merger Sub, or any of their respective Affiliates or subsidiaries with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Shares or a value determined in whole or part with reference to, or derived in whole or part from, the value of the Shares, in any case without regard to whether (i) such derivative conveys any voting rights in such securities to such Person or such Person’s Affiliates, (ii) such derivative is required to be, or capable of being, settled through delivery of securities or (iii) such Person or such Person’s Affiliates may have entered into other transactions that hedge the economic effect of such derivative.

Vote/Approval Required

.  No vote or consent of the holders of any class or series of capital stock of Parent, Chameleon or any of their respective Affiliates (other than Merger Sub) is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.  The adoption of this Agreement by Parent as the sole shareholder of Merger Sub (which shall have occurred immediately following the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

Solvency

.  Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Sections 7.1 and 7.2 have been satisfied or validly waived, (b) the representations and warranties of the Company in Article III are true, correct and accurate in all material respects, and (c) that any estimates, projections or forecasts prepared by or on behalf of the Company have  been prepared in good faith based upon assumptions that were, at the time made, and continue to be, at the Closing, reasonable, then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the payment of the aggregate consideration to which the shareholders and other equity holders of the Company are entitled under Article II, funding of any obligations of the Surviving Corporation or its subsidiaries which become due or payable by the Surviving Corporation and its subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, each of Parent, Chameleon and the Surviving Corporation and each of its respective subsidiaries, on a consolidated basis, will not: (i) be insolvent (due to the fair saleable value of its assets, taken as a whole, is less than the amount required to pay its existing liabilities and debts, including contingent and other liabilities, as they mature and become absolute); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or, as of such date, proposed to be engaged; or (iii) have incurred or, as of such date, be expected to incur, debts, including contingent and other liabilities, beyond its ability to pay them as they become due and payable.

Certain Arrangements

.  As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates or any other Person on behalf of Parent or Merger Sub or their respective Affiliates has entered into any contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, with any shareholder of the Company or any member of the Company’s management or directors that is related to the transactions contemplated by this Agreement or to the management of the Surviving Corporation following the Effective Time.

No Other Information

.  Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub.

Access to Information; Disclaimer

.  Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its subsidiaries with the management of the Company, (b) has had commercially reasonable access to (i) the books and records of the Company and its subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement or in any Transaction Document and that all other representations and warranties are specifically disclaimed.    Without limiting the foregoing, except as set forth in Article III of this Agreement or in any Transaction Document, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its shareholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its subsidiaries or their respective businesses and operations.    Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its shareholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

Article I CONDUCT OF BUSINESS PENDING THE MERGER
Conduct of Business of the Company Pending the Merger

.  From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, except as otherwise contemplated by this Agreement, as disclosed in Section 5.1 of the Company Disclosure Letter, as required by applicable Laws, as required by or in response to any COVID-19 Measures (so long as the Company keeps Parent reasonably informed of, and to the extent reasonably practicable, consults with Parent prior to the taking of any material action with respect to such COVID-19 Measures) or as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall use its commercially reasonable efforts to conduct the business of the Company and its subsidiaries in the ordinary and usual course of business and to preserve substantially intact its business organization and material business relationships with Governmental Entities, customers, suppliers, creditors, and lessors, and without limiting the foregoing, the Company shall not and shall cause each of its subsidiaries not to:

(i) amend or otherwise change the Articles of Incorporation or Code of Regulations or, except for amendments that would both not materially restrict the operations of the Company’s businesses and not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger, the applicable governing instruments of any subsidiary of the Company;

(ii) other than in the ordinary course of business, make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any Person, corporation, partnership, business organization or division thereof, in each case, except for (A) purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts, (B) acquisitions or investments with fair market value or purchase price not to exceed $5 million individually or $25 million in the aggregate, or (C) any subsidiaries of the Company;

(iii) grant, issue, sell, encumber, pledge or dispose of (or authorize the grant, issuance, sale, encumbrance, pledge or disposition of), any shares of capital stock, voting securities or other ownership interest, or any puts, calls, options, warrants, convertible securities or other rights or commitments of any kind to acquire or receive any shares of capital stock, any voting securities or other ownership interest (including stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except (a) for the issuance of Shares upon the exercise, vesting or settlement of Options, Share Units and PSUs,  (b) for any issuance, sale or disposition to the Company or a wholly owned subsidiary of the Company by any wholly owned subsidiary of the Company or (c) for the grant of Options, Share Units and PSUs as set forth on Section 5.1(b)(iii)(c) of the Company Disclosure Letter);

(iv) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (except for (A) the acquisition of Shares tendered by directors or employees in connection with a cashless exercise of Options or in order to pay Taxes in connection with the exercise of Options or (B) the settlement of any Share Units and PSUs, in each case, that are outstanding as of the date of this Agreement or issued pursuant to clause (c) of Section 5.1(b)(iii)), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(v) except under the Company’s revolving Credit Facilities, create or incur any Lien, other than Permitted Liens, except for Liens that are expressly required by or automatically effected by Contracts in place as of the date hereof;

(vi) sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any Person, corporation, partnership, business -35-

organization,  or division thereof or otherwise sell, assign, exclusively license, allow to expire, or dispose of any assets, rights or properties other than (A) sales, dispositions or licensing of equipment and/or inventory and other assets, including real property, in the ordinary course of business or pursuant to existing Contracts, (B) assignments of leases or sub-leases, in each case, in the ordinary course of business, (C) sales of obsolete assets, or (D) sales among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries or (E) other sales, assignments, exclusive licenses, expirations or dispositions of assets, rights or properties to the Company or any subsidiary of the Company or of assets, rights or properties with a value of less than $10 million in the aggregate;

(vii) declare, set aside, make or pay, or set a record date for, any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a wholly owned subsidiary of the Company to the Company or any wholly owned subsidiary of the Company);

(viii) (A) make or authorize any payment of, or accrual or commitment for, capital expenditures, except any such expenditure (I) within the thresholds set forth in Section 5.1(b)(ix) of the Company Disclosure Letter or (II) not in excess of $10 million in the aggregate during any consecutive 12-month period, or (III)  paid by any wholly owned subsidiary of the Company to the Company or to any other wholly owned subsidiary of the Company or (B) fail to make capital expenditures in accordance with Section 5.1(b)(ix) of the Company Disclosure Letter;

(ix) other than in the ordinary course of business, enter into any Contract that would have been a Material Contract under clauses (i),  (ii),  (iii), (vi),  (vii),  (x), (xi) or (xiii) (in the case of clause (xiii), solely with respect to Contracts providing for payments in excess of $25 million in the ordinary course of business) of Section 3.8(a) had it been entered into prior to this Agreement, adversely amend or modify, or terminate any Material Contract other than (A) expirations and renewals of any such Contract in the ordinary course of business in accordance with the terms thereof, (B) non-exclusive licenses, covenants not to sue, releases, waivers or other non-exclusive rights under Intellectual Property owned by the Company and its subsidiaries or (C) any agreement among the Company and its subsidiaries or among the Company’s subsidiaries;

(x) except for borrowings under the Company’s Credit Facilities, incur, amend, refinance or prepay any indebtedness for borrowed money or assume, guarantee, become liable for or endorse the obligations of any Person (other than a subsidiary of the Company), other than (A) indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice under the Company’s revolving credit facilities and other lines of credit existing as of the date of this Agreement,  (B) guarantees by the Company or any subsidiary of the Company of indebtedness of the Company or any other subsidiary of the Company, (C) indebtedness incurred in connection with a refinancing or replacement of existing indebtedness (but in all cases which refinancing or replacement shall not (I) increase the aggregate amount of indebtedness permitted to be outstanding thereunder and in each case on customary commercial terms consistent in all material respects with or more beneficial than the indebtedness being refinanced or replaced, (II) contain any prepayment penalties or premiums or original issue discount, (III) violate the terms of the clear market requirement under the Debt Financing Commitments, or (IV) be no-call for any period of time, (D) indebtedness incurred pursuant to letters of credit, performance bonds or other similar arrangements in the ordinary course of business, (E) interest, exchange rate and commodity swaps, options, futures, forward contracts and similar derivatives or other hedging Contracts (collectively, “Hedging Arrangements”), which Hedging Arrangements are (1) not entered for speculative purposes and (2) entered into in the ordinary course of business or which can be terminated on 90 days or less notice without penalty, or (F) indebtedness incurred among the Company and its subsidiaries or among the Company’s subsidiaries;

(xi) except as expressly required by any Company Plan, (A) increase or decrease the compensation or benefits of any Company Service Providers (except for annual base salary increases (not to exceed three percent (3%) per annum) in the ordinary course of business consistent with past practice with respect to Company Service Providers whose annual base compensation is less than $350,000), (B) grant any severance or termination pay to any Company Service Provider not provided for under any Company Plan (except as required by applicable Law), (C) establish, adopt, enter into, amend or terminate any Company Plan or employment, consulting, severance, equity or equity based, phantom equity retention, change in control or deferred compensation agreement, trust, plan, policy or arrangement with any Company Service Provider, except for, in the case of employment agreements or arrangements, offers of employment or promotions in the ordinary course of business or in connection with a replacement hiring with annual base compensation less than $350,000,  (D) terminate (other than for cause) any Company Service Provider with annual base compensation in excess of $350,000, (E) take any action to accelerate the time of payment, vesting or funding of any payment due under any Company Plan, (F) grant any equity or equity-based awards, except as permitted under Section 5.1(b)(iii)(c), or (G) loan or advance any money or any other property to any present or former director, officer or employee of the Company or any subsidiary of the Company;

(xii) make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xiii) other than as required by applicable Law (A) make, change or revoke any material method of Tax accounting, (B) make, change or revoke any material Tax election, (C) amend any material Tax Return, (D) surrender any claim for a refund of material Taxes, (E) enter into any closing agreement with respect to any material Taxes, or (F) settle or compromise any material Tax liability;

(xiv) other than as required by applicable Law or Contract, enter into, extend, or materially amend any CBA, or recognize or certify any labor union, labor organization, works council, or group of employees of the Company or its subsidiaries as the bargaining representative for any employees of the Company or its subsidiaries;

(xv) implement any employee layoffs, plant closings or other actions which would trigger the notification requirements of the WARN Act;

(xvi) settle or compromise any Actions, other than settlements or compromises of Actions (A) in the ordinary course of business and (B) where the amount paid (net of insurance proceeds receivable) does not exceed $1 million in the aggregate (net of any insurance proceeds and indemnity, contribution or similar payments actually received by the Company or its subsidiaries or, if greater, does not materially exceed the total amount reserved for such matter in the Company’s financial statements or (C) where the amount is paid or reimbursed by an insurance carrier or a third party under an indemnity or similar obligation;  or

(xvii) merge or consolidate with any Person or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity or otherwise change the form of legal entity of such entity;

(xviii) enter into any new line of business outside its existing business as of the date of this Agreement;
(xix) agree, authorize or commit to do any of the foregoing actions described in Sections 5.1(b)(i) through Section 5.1(b)(xviii).
Conduct of Business of Parent and Merger Sub Pending the Merger

.  Except as set forth on Section 5.2 of the Parent Disclosure Letter or as otherwise expressly required by this Agreement or any Transaction Document or as required by applicable Law, each of Parent and Merger Sub agrees that, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, it shall not, and Parent shall cause each member of the Parent Group not to, directly or indirectly, take any action (including any action with respect to a third party) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement or their respective ability to satisfy their obligations hereunder.

No Control of Other Party’s Business

.  Without in any way limiting any Party’s rights or obligations under this Agreement (including Sections 5.1 and 5.2), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement (including Sections 5.1 and 5.2), complete control and supervision over its and its subsidiaries’ respective operations.

Article V ADDITIONAL AGREEMENTS
Non-Solicitation; Acquisition Proposals; Change of Recommendation

.

(a) No Solicitation.    Except as expressly permitted by this Section 6.1, from the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.1, the Company shall not, shall cause its subsidiaries not to and shall direct its and their directors, officers, employees, agents, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly (i) initiate, solicit, propose, knowingly assist, knowingly encourage (including by way of furnishing information) or knowingly take any action to facilitate any inquiry, proposals or offers regarding, or the making or completion of, any Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions with or negotiations relating to, any Acquisition Proposal (other than to state that the terms of this provision prohibit such discussions or negotiations) or providing or causing to be provided any non-public information or data relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal,  (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (iv) negotiate, execute or enter into, any merger agreement, acquisition agreement or other similar definitive agreement for any Acquisition Proposal (other than an Acceptable Confidentiality Agreement executed in accordance with Section 6.1(b)(iii)); provided that it is understood and agreed that any determination or action by the Board of Directors of the Company permitted under Section 6.1(b) or Section 6.1(c) shall not be deemed to be a breach or violation of this Section 6.1(a) and, in the case of Section 6.1(b), shall not be deemed to give Parent a right to terminate this Agreement pursuant to Section 8.1(e)(ii).

(b) Exceptions.    Notwithstanding anything to the contrary in Section 6.1 or Section 6.3,  but subject to compliance with the remainder of this Article VI,  nothing contained in this Agreement shall prevent the Company or its Board of Directors from:

(i) complying with its disclosure obligations under applicable Law or the rules and policies of the NYSE, from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), making a “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the shareholders of the Company) or, after consulting with outside legal counsel, from making any legally required disclosure to shareholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal;  provided, that this Section 6.1(b)(i) shall not be deemed to permit the Board of Directors of the Company to make a Change of Recommendation except to the extent otherwise permitted by this Section 6.1.

(ii) prior to (but not after) obtaining the Company Requisite Vote, contacting and engaging in any communications or discussions with any Person or group of Persons and their respective Representatives who has made a written Acquisition Proposal after the date hereof that was not solicited in breach (other than an unintentional or de minimis breach) of Section 6.1(a), solely for the purpose of clarifying such Acquisition Proposal and the terms thereof;

(iii) prior to (but not after) obtaining the Company Requisite Vote, (A) engaging in any communications, negotiations or discussions with any Person or group of Persons and their respective Representatives who has made an Acquisition Proposal after the date hereof that was not solicited in breach (other than an unintentional or de minimis breach) of Section 6.1(a) (which negotiations or discussions need not be solely for clarification purposes) and (B) providing access to the Company’s or any of its subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a Person who has made a bona fide and written Acquisition Proposal after the date hereof that was not solicited in breach (other than an unintentional or de minimis breach) of Section 6.1(a), in each case, if the Board of Directors (A) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that, based on the information then available, such Acquisition Proposal constitutes or would reasonably be expected to constitute, result in or lead to a Superior Proposal and (B) has received from the Person who has made such Acquisition Proposal an executed Acceptable Confidentiality Agreement; provided that the Company shall provide to Parent and Merger Sub any material non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or promptly following the time it is provided to such Person;

(iv) prior to obtaining the Company Requisite Vote, making a Change of Recommendation (only to the extent permitted by Section 6.1(c)(i) or Section 6.1(c)(ii)); or
(v) resolving, authorizing, committing or agreeing to take any of the foregoing actions, only to the extent such actions would be permitted by the foregoing clauses (i) through (iv).
(c) Change of Recommendation.

(i) Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, if a written Acquisition Proposal that did not otherwise result from a breach (other than an unintentional or de minimis breach) of Section 6.1 is received by the Company, and the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and its financial advisor(s) that such Acquisition Proposal would, if consummated, constitute a Superior Proposal, the Board of Directors of the Company may, if the Board of Directors of the Company has determined in good faith after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, (x) effect a Change of Recommendation and/or (y) terminate this Agreement pursuant to Section 8.1(d)(ii) in order to enter into a definitive written agreement providing for such Superior Proposal; provided,  however, that the Company pays to Parent any Company Termination Payment required to be paid pursuant to Section 8.2(b)(i);  provided further, that, prior to taking such action described in clauses (x) and/or (y) above, (A) the Company shall give Parent written notice four (4) Business Days in advance (such period from the time the Company Notice is provided until 5:00 p.m. New York City time on the fourth (4[t]h) Business Day immediately following the day on which the Company delivered the Company Notice, the “Notice Period”), which notice shall set forth in writing (I) that the Board of Directors of the Company has received a written Acquisition Proposal that would, if consummated, constitute a Superior Proposal, (II) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal) and shall have contemporaneously provided an unredacted copy of the Acquisition Proposal and all other documents (other than immaterial documents) related to the Superior Proposal and (III) advise Parent that the Board of Directors of the Company intends to effect a Change of Recommendation and/or terminate this Agreement pursuant to Section 8.1(d)(ii) in order to enter into a definitive written agreement providing for such Superior Proposal (such notice, the “Company Notice”), (B) after giving such Company Notice and as a condition precedent to taking any action described in clauses (x) or (y) above, the Company and its Representatives shall negotiate in good faith with Parent (to the extent requested by Parent), to make such revisions to the terms of this Agreement as would cause such Acquisition Proposal to cease to be a Superior Proposal and (C) at the end of the Notice Period, prior to and as a condition precedent to taking any action described in clauses (x) or (y) above, the Board of Directors of the Company shall take into account in good faith any changes to the terms of this Agreement proposed in writing by Parent in response to the Company Notice and any other information offered by Parent in response to the Company Notice, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor(s) that such Acquisition Proposal continues to constitute a Superior Proposal, if such changes offered in writing by Parent (if any) were to be given effect.    Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of Section 6.1(d) and this Section 6.1(c)(i) and require a new Company Notice, except that references in this Section 6.1(c)(i) to “four (4) Business Days” shall be deemed to be references to “three (3)  Business Days” and such three 31) Business Day period shall expire at 5:00 p.m. on the Business Day immediately following the day on which such new Company Notice is delivered (it being understood and agreed that in no event shall any such additional three (3) Business Day notice period be deemed to shorten the initial four (4) Business Day notice period).

(ii) Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after, the Company Requisite Vote is obtained, the Board of Directors of the Company may effect a Change of Recommendation if (x) an Intervening Event has occurred, and (y) prior to taking such action, the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel and its financial advisor(s), that failure to take such action in response to such Intervening Event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided,  however, that prior to effecting such Change of Recommendation, (A) the Company shall give Parent a Company Notice five (5) Business Days in advance, which notice shall include a reasonably detailed description of such Intervening Event and the rationale for the Change of Recommendation,  (B) after giving such Company Notice and prior to effecting a Change of Recommendation, the Company shall negotiate in good faith with Parent (to the extent requested by Parent), to make revisions to the terms of this Agreement and (C) at the end of the Notice Period, prior to and as a condition precedent to effecting a Change of Recommendation, the Board of Directors of the Company shall take into account in good faith any changes to the terms of this Agreement proposed in writing by Parent in response to the Company Notice and any other information offered by Parent in response to the Company Notice, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor(s) that (I) such Intervening Event remains in effect and (II) the failure to effect a Change of Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law if such changes proposed in writing by Parent (if any) were to be given effect.

(d) Notice of Acquisition Proposals.    The Company agrees that immediately following the date hereof it shall promptly (and in any event within twenty-four (24) hours)  give written notice to Parent of the receipt of any Acquisition Proposal, which notice shall include a summary of the material terms of, but not the identity of the Person making, such proposal, including any proposed agreements that are provided in writing, and thereafter shall keep Parent informed, on a reasonably current basis, of the status and material terms of any such proposals or offers (including any material amendments thereto) and the status of any such discussions or negotiations. The Company agrees that neither it nor any of its subsidiaries or Representatives will enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

(e) Existing Discussions.    The Company agrees that immediately following the execution and delivery of this Agreement it shall (i) cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal, in each case that exist as of the date hereof, (ii) promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof and (iii) promptly terminate all physical and electronic data access previously granted to such Persons.    Notwithstanding anything to the contrary herein, subject to compliance with this Section 6.1,  the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential Acquisition Proposal to be made to the Company or the Board of Directors so long as the Company promptly notifies Parent thereof (but not the identity of such counterparty) after granting any such waiver, amendment or release.

(f) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to (A) any direct or indirect acquisition or purchase, in a single transaction or series of related transaction, by any Person or group (as defined under Section 13 of the Exchange Act) of a business that constitutes 20% or more of the net revenues, net income or fair market value (as determined in good faith by the Board of Directors of the Company) of the consolidated total assets (it being understood that total assets include equity securities of subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole, (B) any direct or indirect acquisition or purchase (including any share issuance),  in a single transaction or series of related transaction, resulting in any Person or group (as defined under Section 13 of the Exchange Act) beneficially owning 20% or more of the total equity securities of the Company (by vote or value),  (C) any tender offer or exchange offer that if consummated would result in any Person or group (as defined under Section 13 of the Exchange Act) beneficially owning 20% or more of the total voting power of the equity securities of the Company, or (D) any merger (including a reverse merger in which the Company is the surviving corporation), reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income,  or fair market value (as determined in good faith by the Board of Directors of the Company) of the consolidated total assets (it being understood that total assets include equity securities of subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole); in each case of clauses (A) through (D), other than the transactions contemplated by this Agreement; provided that any proposal or offer to the extent related to any purchase of assets, properties or businesses to be divested or held separate pursuant to a Regulatory Remedy in accordance with Section 6.4 shall not be deemed an Acquisition Proposal.

(i) “Intervening Event” means any favorable material event, development, change, effect or occurrence, in each case, with respect to the Company and its Subsidiaries, taken as a whole, and not Parent, Chameleon or their Affiliates (but specifically excluding any Acquisition Proposal or Superior Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal or Superior Proposal);  provided, that (A) such event, development, change, effect or occurrence was not known (and should not reasonably have been known) and was not reasonably foreseeable by the Board of Directors of the Company prior to the date of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the Board of Directors of the Company as of the date of this Agreement), which becomes known to the Board of Directors of the Company after the date of this Agreement and before the Company Requisite Vote is obtained and (B) and “Intervening Event” shall not include (i) any change in the market price, or change in trading volume, of Shares, in and of itself (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of “Intervening Event”, be taken into account in determining whether an Intervening Event has occurred) and (ii) any change consisting of or resulting primarily from a breach of this Agreement by the Company or any of its subsidiaries.

(ii) “Superior Proposal” means a bona fide and written Acquisition Proposal (except that the references in the definition thereof to “20% or more” shall be deemed to be references to “50.1% or more”), that the Board of Directors of the Company, after consultation with its outside legal counsel and its financial advisor(s), in good faith determines, after taking into account all financing, regulatory, legal and other aspects of such proposal (including the identity of the purchaser) (x) is reasonably likely to be consummated in accordance with its terms, and (y) would, if consummated, result in a transaction that is more favorable (including from a financial point of view) to the shareholders of the Company than the transactions contemplated hereby, in each case after taking into account all such factors and matters deemed relevant in good faith by the Board of Directors of the Company, including legal, financial (including the financing terms of any such proposal), regulatory and shareholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of any financing contingency, the likelihood of termination, the likely timing of closing, the identity of the Person or Persons making the proposal, timing or other aspects of such proposal and the transactions contemplated hereby and any other aspects considered relevant in good faith by the Board of Directors of the Company and after taking into account any changes to the terms of this Agreement offered in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.1(c)(i).

(g) Any action taken by any Representative (other than any employee or consultant of the Company who is not, and is not acting on behalf of, a director, senior vice president or above or other officer of the Company) of the Company or any of its subsidiaries that, if taken by the Company, would be a breach of this Section 6.1, shall be deemed to be a breach of this Section 6.1 by the Company.

Proxy Statement

.

(h) The Company shall, with the assistance of Parent, prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, the Proxy Statement.  Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement.    Unless the Board of Directors of the Company has made a Change of Recommendation in accordance with Section 6.1(b)(iv),  Section 6.1(c)(i) or Section 6.1(c)(ii), the Recommendation shall be included in the Proxy Statement.

(a) Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to the filing of the Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to the shareholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response, which the Company shall consider in good faith.  Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.  The Company shall promptly notify

Parent and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement.  The Company shall use its reasonable best efforts to (with the assistance of, and after consultation with, Parent) resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof, including filing any amendments or supplements as may be required.  The Company shall file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to holders of Common Stock as of the record date established for the Shareholders Meeting promptly after the date on which the Company is made aware that the SEC will not review the Proxy Statement or has no further comments on the Proxy Statement;  provided, that if the SEC has failed to affirmatively notify the Company on or prior to the date that is ten (10) calendar days after the initial filing of the Proxy Statement with the SEC that it will or will not be reviewing the Proxy Statement, then such mailing shall occur within promptly after such date.

(i) If at any time prior to the Shareholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a Party, which information would require any amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and the Company shall prepare (with the assistance of Parent) and mail to its shareholders such an amendment or supplement, in each case, to the extent required by applicable Law.  Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading.  The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its shareholders, in each case as and to the extent required by applicable Law.

Shareholders Meeting

.  The Company, acting through its Board of Directors (or a committee thereof), shall as promptly as reasonably practicable following the date on which the Company is made aware that the SEC will not review the Proxy Statement or has no further comments on the Proxy Statement, take all action required under the OGCL, the Articles of Incorporation, the Code of Regulations and the applicable requirements of the NYSE necessary to promptly and duly call, give notice of, convene and hold as promptly as reasonably practicable a meeting of its shareholders for the purpose of approving and adopting this Agreement (including any adjournment or postponement thereof, the “Shareholders Meeting”); provided that the Company may postpone, recess or adjourn such meeting (and shall postpone, recess or adjourn if requested by Parent (but in such case the Company shall not be required to postpone or adjourn the Shareholders Meeting to a date that is more than 20 calendar days after the date on which the Shareholders Meeting was originally scheduled))  (i) to the extent required by Law or fiduciary duty, (ii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote, (iii) if as of the time for which the Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Shareholders Meeting or (iv) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement or any supplemental or additional disclosure, in each case, as required by applicable Law or fiduciary duty (as determined by the Board of Directors of the Company in good faith after consultation with its outside legal counsel) is provided to the shareholders of the Company a reasonable amount of time in advance of the Shareholders Meeting to permit such shareholder to review such supplement, amendment or disclosure prior to the Shareholder’s Meeting.  The Company, acting through its Board of Directors (or a committee thereof), shall (a) include in the Proxy Statement the Recommendation (subject to Section 6.1(b)(iv)), and, subject to the consent of such Financial Advisor, the written opinion of the Financial Advisor, and (b) subject to Section 6.1(b)(iv), use its reasonable best efforts to obtain the Company Requisite Vote (it being understood that the foregoing shall not require the Board of Directors of the Company to recommend in favor of the adoption of this Agreement if a Change of Recommendation has been effected in accordance with Section 6.1(c)(i) or Section 6.1(c)(ii)); provided that the Board of Directors of the Company may (A) fail to include the Recommendation in the Proxy Statement, (B) withdraw, modify, qualify, amend or change the Recommendation, (C) fail to recommend in a Solicitation/Recommendation Statement on Schedule 14D-9 against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act for outstanding shares of Common Stock (other than by Parent or an Affiliate of Parent), in each case, within ten (10) Business Days after the commencement thereof,  (D) recommend, adopt or approve any Acquisition Proposal, or (E) formally resolve to effect or publicly announce an intention or resolution to effect any of the foregoing (any of the actions described in the foregoing clauses (A) through (E), a “Change of Recommendation”), in each case solely in accordance with the terms and conditions of Section 6.1(c)(i) or Section 6.1(c)(ii) and, following such Change of Recommendation, may fail to use such reasonable best efforts.    Notwithstanding any Change of Recommendation, unless this Agreement is validly terminated pursuant to Article VIII, this Agreement shall be submitted to the Company shareholders and the Company shall be required to hold the Shareholders Meeting.

Further Action; Efforts

.

(j) Subject to the terms and conditions of this Agreement, each Party shall (and, in the case of Parent, shall cause each of its subsidiaries and controlled Affiliates (collectively, the “Parent Group”) to) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and proper under applicable Laws and regulations in a timely manner as are necessary to cause the conditions to Closing to be satisfied and to consummate the Merger and the other transactions contemplated by this Agreement no later than the End Date, including preparing and filing all documentation to effect all necessary notices, reports and other filings, and obtaining all actions or nonactions, waivers, consents, registrations, expirations or terminations of waiting periods, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the transactions contemplated by this Agreement no later than the End Date.  In furtherance and not in limitation of the foregoing, each Party hereto shall (i) make or cause to be made (including, in the case of Parent, by causing its applicable Affiliate to make) (x) an appropriate filing of a

Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof, and (y) the foreign antitrust and foreign investment filings (or, for jurisdictions where submission of a draft prior to formal notification is appropriate, a draft thereof) listed in Section 6.4(a) of the Company Disclosure Letter with respect to the transactions contemplated hereby as promptly as reasonably practicable and in any event within 25 Business Days of the date hereof,  (ii) make an appropriate response as promptly as reasonably practicable and advisable to any request pursuant to the HSR Act or any other applicable Antitrust and Foreign Investment Law for additional information and documentary material, and (iii) take (subject to Section 6.4(c) and Section 6.4(e) any and all other actions necessary or proper to cause the expiration or termination of the applicable waiting periods under the HSR Act or any other applicable Antitrust and Foreign Investment Law no later than the End Date. No Party shall commit to or agree with any Governmental Entity to stay, toll, or extend any applicable waiting period, or “pull and refile” pursuant to 16 C.F.R. 803.12 the filing made under the HSR Act, or enter into a timing agreement, including any agreement to delay the consummation or not to consummate the transactions contemplated hereby, with any Governmental Entity without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed.

(k) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts and obligations referenced in Section 6.4(a) to obtain all requisite approvals and authorizations or expiration of waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust and Foreign Investment Law, use its reasonable best efforts to (i) consult and cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable Law, furnish to the other Party as promptly as practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iii) promptly notify the other Party of any material communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private Party, in each case regarding any of the transactions contemplated hereby and, subject to applicable Law, furnish the other Party promptly with copies of all material correspondence, filings and communications between them and the FTC, the DOJ or any other Governmental Entity with respect to the transactions contemplated by this Agreement, with the exception of any filing under the HSR Act ; (iv) respond as promptly as reasonably practicable as advisable and appropriate to any inquiries received from or request for any additional information or documentation by the FTC, the DOJ or by any other Governmental Entity in respect of such registrations, declarations and filings or such transactions; and (vi) permit the other Party to review any material communication given by it to, and consult with each other in advance, and consider in good faith the other Party’s reasonable comments in connection with, any filing, notice, application, submission, communication, meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person.  Materials provided to the other Party or its counsel may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements or applicable Law, or (iii) as necessary to address reasonable attorney-client privilege or confidentiality concerns.  No Party shall independently participate in any substantive meeting or communication with any Governmental Entity in respect of any such filings, investigation or other inquiry under any Antitrust and Foreign Investment Law in connection with the transactions contemplated hereby without giving the other Parties sufficient prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such substantive meeting or communication.

(l) In furtherance and not in limitation of the foregoing, Parent shall, and shall cause each member of the Parent Group, to take any and all steps necessary or proper to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust and Foreign Investment Law or (y) avoid the entry of, effect the dissolution of, and have vacated, modified, suspended, eliminated, lifted, reversed or overturned, any decree, decision, determination, order or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, that would, or would reasonably be expected to, prevent, restrain, enjoin, prohibit, or make unlawful the consummation of the contemplated transactions, so as to enable the Parties to close the contemplated transactions no later than the End Date, including (A) proposing, negotiating, committing to, agreeing to and effecting, by consent decree, hold separate orders or otherwise, the sale, lease, divesture, disposition, or license (or holding separate pending such disposition) of any assets, operations, product lines, licenses, properties, products, rights, services or businesses of Parent, or any member of the Parent Group, or the Company or their respective subsidiaries or any interest therein, or (B) otherwise taking or committing or agreeing to restrictions or actions that after the Effective Time would limit Parent’s or any member of Parent Group’s, or the Company’s or their respective subsidiaries’ freedom of action or operations with respect to, or its or their ability to retain, any assets, operations, product lines, licenses, properties, products, rights, services or businesses of Parent or any member of Parent Group, or the Company or their respective subsidiaries or any interest or interests therein, including any restructuring, reorganizing, relocating, reconfiguring of any assets, operations, properties or businesses (any such actions in (A) or (B) a “Regulatory Remedy”);  provided, that notwithstanding anything to the contrary in this Agreement, Parent shall have no obligation to undertake any such Regulatory Remedy that would constitute a Non-Required Remedy. The Company shall effectuate or agree to effectuate a Regulatory Remedy if requested to do so by Parent and shall not effectuate or agree to effectuate a Regulatory Remedy without the prior written consent of Parent.  Nothing in this Section 6.4(c) or any other provision of this Agreement shall require Parent, Parent Group, or the Company to effectuate or agree to effectuate any Regulatory Remedy unless such Regulatory Remedy is conditioned upon the Closing and only effective following the Closing.

(m) Subject to Section 6.4(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall, and Parent shall cause each member of the Parent Group to, cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, modified, suspended, eliminated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prevents, restrains, enjoins, prohibits, makes unlawful, restricts or delays consummation of the transactions contemplated by this Agreement.

(n) Without limiting in any respect Parent’s obligations under this Section 6.4, Parent shall have the right to direct, devise and implement the strategy with respect to any Regulatory Remedy, including with respect to determining when (if at all) to discuss, offer, or agree to any Regulatory Remedy, provided that Parent shall consult with the Company in a reasonable manner and consider in good faith the views and comments of the Company in connection with the foregoing, and provided further that the Parent shall also consider in good faith the views and comments of the Company with respect to all other strategic matters for obtaining the expiration or termination of the waiting period under the HSR Act and the consents of foreign Governmental Entities under Antitrust and Foreign Investment Laws listed in Section 6.4(a) of the Company Disclosure Letter expeditiously (and in no event later than the End Date).

(o) None of Parent or Merger Sub, nor any member of the Parent Group shall, and Parent shall cause each member of the Parent Group not to, acquire or agree to acquire, including by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any Person, corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, properties or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation could reasonably be expected to: (i) materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.

(p) Parent will be solely responsible for and pay all filing fees payable to Governmental Entities under any Antitrust and Foreign Investment Law.
Notification of Certain Matters

.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated herein, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent and (b) any Actions commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 6.5 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice.  The Parties agree and acknowledge that the Company’s, on the one hand, and Parent’s, on the other hand, compliance or failure of compliance with this Section 6.5 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) or Section 7.3(b), respectively, shall have been satisfied with respect to performance in all material respects with this Section 6.5.

Access to Information; Confidentiality

.

(q) Subject to applicable Law and any applicable COVID-19 Measures, from the date hereof to the Effective Time or the earlier valid termination of this Agreement, upon reasonable prior written notice from Parent, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors, employees and representatives to, afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours to the Company’s and its subsidiaries’ officers, employees, books and records, as reasonably necessary to facilitate consummation of the transactions contemplated by this Agreement; provided, that such access may be limited to the extent the Company or any of its subsidiaries reasonably determines, in light of applicable COVID-19 or COVID-19 Measures, that such access would reasonably be expected to jeopardize the health and safety of any employee of the Company or any of its subsidiaries, it being understood that the Company shall use its commercially reasonable efforts to provide, or cause its subsidiaries to provide, such access in a manner that would not reasonably be expected to jeopardize the health and safety of the employees of the Company and its subsidiaries.  Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such officers, employees and other authorized Representatives of their normal duties and shall not include any sampling or testing of environmental media or building materials or any other environmental sampling or testing.

(r) The foregoing provisions of Section 6.6(a) shall not require and shall not be construed to require the Company to permit any access to any of its officers, employees, agents, Contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of the Company would (i) unreasonably interfere with the Company’s and its subsidiaries’ business operations, (ii) result in the disclosure of any trade secrets of any third parties or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement, (iii) result in a violation of applicable Law, including any fiduciary duty, (iv) waive the protection of any attorney-client privilege or (v) result in the disclosure of any personal information that would reasonably be expected to expose the Company to liability under applicable Laws. In the event that the Company objects to any request submitted pursuant to and in accordance with Section 6.6(a) and withholds information on the basis of the foregoing clauses (ii) through (v), the Company shall inform Parent as to the general nature of what is being withheld and shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments (including, if reasonably requested by Parent, entering into a joint defense agreement with Parent on customary and mutually acceptable terms if requested with respect to any such information).    The Company may reasonably designate competitively sensitive material provided to Parent as “Outside Counsel Only Material” or with similar restrictions, which materials and the information contained therein shall be given only to the outside legal counsel of Parent, or otherwise as the restriction

indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties.    All requests for information made pursuant to this Section 6.6(b) shall be directed to the Person designated by the Company and all information exchanged or made available shall be governed by the terms of the Confidentiality Agreement.

(s) Each of Parent and Merger Sub will comply with the terms and conditions of the Confidentiality Agreement, dated March 8, 2021, between the Company and American Securities LLC (as it may be amended from time to time, the “Confidentiality Agreement”), and will hold and treat, and will cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, treat and use, in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Stock Exchange Delisting

.  Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE as promptly as reasonably practicable after the Effective Time and the deregistration of the Shares under the Exchange Act at the Effective Time.

Publicity

.  The initial press release regarding the Merger shall be a joint press release and, except in connection with the receipt or existence of an Acquisition Proposal and matters related thereto or a Change of Recommendation, thereafter the Company and Parent shall consult with each other prior to issuing, and give each other the reasonable opportunity to review, any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement (including any Regulatory Remedy), and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity (or, in the case of the Company, by the fiduciary duties of the Board of Directors of the Company as reasonably determined by the Board of Directors of the Company), in each case, as determined in the good faith judgment of the Party proposing to make such release or other public announcement (in which case, such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party); provided, that (a) any such press release or public statement as may be required by applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the Party making the release or statement has used its reasonable best efforts to consult with the other Party on a timely basis and (b) each Party may issue public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby that consist solely of information previously disclosed in press releases or public statements previously approved by either Party or made by either Party in compliance with this Section 6.8 to the extent such disclosure is consistent in all material respects with the information previously disclosed and still accurate at the time of such disclosure; provided,  further, that the first sentence of this

Section 6.8 shall not apply to any disclosure of information concerning this Agreement in connection with any dispute between the Parties regarding this Agreement.    Notwithstanding the foregoing, Parent, Merger Sub and their respective Affiliates may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

Employee Benefits

.

(t) For a period of 12 months following the Effective Time (the “Benefit Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or its subsidiaries who continues to be employed by the Surviving Corporation or any subsidiary or Affiliate thereof (the “Continuing Employees”), (i) a base salary, base wage, short-term cash target bonus opportunity and commissions opportunity that, in each case, is no less favorable than the base salary, base wage, short-term cash target bonus opportunity and commissions opportunity that was provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee pension, welfare and other benefits (other than equity or equity-based benefits), severance, deferred compensation, and defined benefit plan benefits (other than as where continuation would be required by applicable Law  during the continuation period) retiree that are substantially similar in the aggregate to the employee pension, welfare and other benefits (other than equity or equity-based benefits) severance, and deferred compensation provided to such Continuing Employee immediately prior to the Effective Time under the Company Plans set forth on Section 3.11(a) of the Company Disclosure Letter.  For the duration of the Benefit Continuation Period, Parent or one of its Affiliates shall maintain for the benefit of each Continuing Employee a severance or termination arrangement no less favorable in the aggregate than the severance or termination arrangement provided to such Continuing Employee immediately prior to the Effective Time.  With respect to the Company’s fiscal year during which the Effective Time occurs, Parent shall honor and assume, or shall cause the Surviving Corporation to honor and assume, all annual bonus and incentive plans of the Company (and any awards or other incentive opportunities granted thereunder) in accordance with their terms as in effect immediately prior to the Effective Time, and, with respect to any performance metrics applicable to such annual bonus and incentive plans, Parent shall, or shall cause the Surviving Corporation to, calculate performance in accordance with the terms of the applicable annual bonus and incentive plans of the Company and its subsidiaries.  This Section 6.9(a) shall not apply to Continuing Employees whose terms and conditions of employment are governed by a collective bargaining agreement.

(u) Parent shall honor and assume, or shall cause to be honored and assumed, the terms of all Company Plans, subject to the amendment and termination provisions thereof.

(v) The Company may establish a cash-based retention program as set forth in Section 6.9(c) of the Company Disclosure Letter, which shall not exceed $8 million in the aggregate, consisting of a maximum of (i) $5 million in the aggregate for the fiscal year 2021, (ii) $1.5 million in the aggregate for the first fiscal quarter of 2022 and (iii) $1.5 million in the aggregate for the second fiscal quarter of 2022.

(w) To the extent that Parent modifies any coverage or benefit plan in which Continuing Employees participate, Parent or any of its subsidiaries (including the Company and any subsidiaries thereof) shall use commercially reasonable efforts to (i) waive or cause to be waived any pre-existing conditions, exclusions, limitations, actively-at-work requirements, and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents to the same extent such requirements were met or otherwise not applicable under Company Plan, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) to the extent that it would not result in a duplication of benefits and to the same extent and the same purpose that such service was recognized under a similar Company Plan, give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of eligibility to participate and vesting credit (but excluding benefit accrual under any defined benefit pension plan or retire medical plan) under each applicable Parent benefit plan (other than any equity based benefit plan) as if such service had been performed with Parent.

(x) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any Affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan, policy or program covering such Continuing Employee.  Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.9(e) shall (i) be deemed or construed to be an amendment or other modification of any Company Plan or any other employee benefit plan, program or arrangements, (ii) prevent Parent, the Surviving Corporation or any Affiliate of Parent from amending or terminating any Company Plans or any other employee benefit plan, program or arrangement or (iii) create any third-party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Directors’ and Officers’ Indemnification and Insurance

.

(y) From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs,  the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former director and officer of the Company or any of its subsidiaries (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”), arising out of, relating to or in connection with the fact that such Person is or was a director or officer of the Company or any of its subsidiaries or serving in such capacity at the request thereof or any acts or omissions occurring or alleged to occur prior to the Effective Time in such person’s capacity as a director or officer of the

Company or any of its subsidiaries or serving in such capacity at the request thereof, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Ohio Law and its Articles of Incorporation and Code of Regulations in effect on the date of this Agreement to indemnify such Person (and Parent or the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding  to the fullest extent permitted under applicable Law, the Articles of Incorporation, the Code of Regulations or the certificate of incorporation, articles of incorporation and bylaws, or equivalent organizational documents, of any subsidiary; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 6.10); provided further that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Ohio Law and the Company’s Articles of Incorporation and Code of Regulations shall be made by independent counsel selected by the Surviving Corporation, but otherwise qualifying under Section 1701.13(e)(4) of the OGCL.  In the event of any such Proceeding (x) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents, and (y) the Surviving Corporation shall reasonably cooperate in the defense of any such matter.    In the event any Proceeding is brought against any Indemnified Party and in which indemnification could be sought by such Indemnified Party under this Section 6.10,  (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time, (ii) each Indemnified Party shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such Proceeding, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Party promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such Proceeding, and (iv) no Indemnified Party shall be liable for any settlement effected without his or her prior express written consent.

(z) Any Indemnified Party wishing to claim indemnification under Section 6.10, upon learning of any such Proceeding, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying Party.

(aa) The provisions in the Surviving Corporation’s articles of incorporation and code of regulations with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Company’s Articles of Incorporation and Code of Regulations in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(bb) At Parent’s option, the Company shall purchase from insurance carriers with comparable credit ratings, no later than the Effective Time, a six-year prepaid “tail policy” providing at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, including the transactions contemplated hereby, and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance; provided,  however, that after the Effective Time, Parent and the Surviving Corporation shall not be required to pay in the aggregate for such coverage under each such policy more than 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case shall purchase as much coverage as reasonably practicable for such amount.  In the event the Company elects to purchase such a “tail policy”, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder.    If the Company elects not to purchase such a “tail policy”, then Parent shall maintain, or shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for at least six years from the Effective Time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Effective Time and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance.    Parent agrees to honor and perform under, and to cause the Surviving Corporation to honor and perform under, all indemnification agreements entered into by the Company or any of its subsidiaries with any Indemnified Party which are in effect as of the date of this Agreement.

(cc) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume or succeed to all of the obligations set forth in this Section 6.10.

(dd) The provisions of this Section 6.10 shall survive the Merger for a period of six (6) years following the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives.

(ee) The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the Articles of Incorporation or Code of Regulations of the Company or the comparable governing instruments of any of its subsidiaries, or under any applicable Contracts or Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its subsidiaries or its or their respective officers, directors and employees, it being understood that the indemnification provided for in this Section 6.10 is not prior to, or in substitution for, any such claims under any such policies.

Parent Financing

.

(ff) Prior to the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, as promptly as practicable after the date hereof but taking into account the timing of the Marketing Period, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions described in or contemplated by the Financing Commitments (including complying with any request requiring the exercise of so-called “market flex” provisions in the fee letter), including using reasonable best efforts to (A) maintain in full force and effect the Financing Commitments, (B) negotiate and execute definitive agreements with respect to the Debt Financing on the terms contained in the Debt Financing Commitments (including any “market flex” provisions applicable thereto) or on terms that, taken as a whole, are no less favorable in the aggregate to Parent than the terms contained in the Debt Financing Commitments (including any “market flex” provisions applicable thereto), in each case, which terms shall not in any respect expand on, or add to, the conditions to the funding of the Debt Financing at the Closing or reduce the aggregate amount of the Debt Financing available to be funded at the Closing below the amount required to fund the Financing Uses; provided that, without expanding on or adding to the conditions to the funding of the Debt Financing at the Closing, Parent and Merger Sub shall be permitted to increase the total amount of Debt Financing (such definitive agreements, the “Definitive Financing Agreements”) and (C) satisfy on a timely basis (or obtain the waiver of) all conditions and covenants applicable to Parent or Merger Sub in the Financing Commitments and such Definitive Financing Agreements that are to be satisfied by Parent or Merger Sub and consummate the Financing at or prior to the Closing if all conditions to the Financing are then satisfied.  Parent shall obtain the Equity Financing contemplated by the Equity Financing Commitment upon satisfaction or waiver of the conditions to Closing in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing).  Parent shall keep the Company informed on a reasonably current basis in reasonable detail of any material developments concerning the status of its efforts to arrange and obtain the Debt Financing and Parent shall promptly respond to any request from the Company concerning such status.  Upon reasonable prior written request, Parent shall provide the Company with copies of any final Definitive Financing Agreements and such other material information and documentation regarding the Debt Financing as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities.

(gg) In the event that Parent becomes aware that any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions applicable thereto) contemplated in the Debt Financing Commitments, Parent shall promptly notify the Company and Parent shall use its reasonable best efforts and as promptly as practicable after the occurrence of such event, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain alternative debt financing from the same or alternative Debt Financing Sources in an amount sufficient, when added to the portion of the Financing that is and remains available to Parent, together with cash on hand at Parent and its subsidiaries, to consummate the transactions contemplated by this Agreement and to pay all Financing Uses (“Alternative Financing”) and to obtain and provide the Company with a copy of, the new financing commitment that provides for such Alternative

Financing (the “Alternative Financing Commitment Letter”), which Alternative Financing Commitment Letter will not (i) include terms and conditions (including any “market flex” provisions applicable thereto) that are materially less beneficial to Parent than those contemplated in the Debt Financing Commitments (including any “market flex” provisions applicable thereto) or involve (or expand upon) any conditions to funding of the Debt Financing that are not contained in the Debt Financing Commitments or (ii) reasonably be expected to prevent, materially impede, or delay the consummation of the transactions contemplated by this Agreement; provided that such reasonable best efforts shall not require Parent to pay more fees, OIDs or incur an increase in pricing than the pricing terms of the Debt Financing Commitments as in effect on the date hereof, taking into account “market flex” terms. In furtherance of, and not in limitation of, the foregoing, in the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, but any bridge facilities contemplated by the Debt Financing Commitments (or alternative bridge facilities obtained in accordance with this Section 6.11(b)) are available on the terms and conditions described in the Debt Financing Commitments (or replacements thereof), then Parent shall cause the proceeds of such bridge financing to be used in lieu of such contemplated Debt Financing as promptly as practicable. As applicable, references in this Agreement (other than with respect to representations in this Agreement made by Parent that speak as of the date hereof) (i) to Financing or Debt Financing shall include Alternative Financing, (ii) to Financing Commitments or Debt Financing Commitments shall include the Alternative Financing Commitment Letter and (iii) to Definitive Financing Agreements shall include the definitive documentation relating to any such Alternative Financing.  Parent shall promptly deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent and Merger Sub with any portion of the Alternative Financing necessary to fund the Financing Uses.

(hh) Without limiting the generality of Section 6.11(b), Parent shall promptly (and, in any event, within one (1) Business Day) notify the Company in writing of the occurrence of any of the following: (i) termination, withdrawal, repudiation, rescission, cancellation or expiration of any Financing Commitment or Definitive Financing Agreement , (ii) any actual breach or default under any Financing Commitment or Definitive Financing Agreement by any party to such Debt Financing Commitment or Definitive Financing Agreement and (iii) receipt by any of Parent or any of its Affiliates or Representatives of any written notice or other written communication from any Debt Financing Source with respect to any (A) actual, threatened or alleged breach, default, termination, withdrawal, rescission or repudiation by any party to any Financing Commitment or Definitive Financing Agreement or any provision of any provision of any Financing Commitment or Definitive Financing Agreement (including any proposal by any Debt Financing Source, lender or other Person to withdraw, terminate, repudiate, rescind or make a material change in the terms of (including the amount of Financing contemplated) any Financing Commitment) or (B) material dispute or disagreement between or among any parties to any Financing Commitment or Definitive Financing Agreement or (iv) if for any reason Parent in good faith believes that it is reasonably likely that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the Definitive Financing Agreements.  As soon as reasonably practicable, but in any event within two (2) Business Days, Parent shall provide to the Company and its Representatives any and all information reasonably requested by the Company relating to any of the circumstances referred to in this Section 6.11(c).

(ii) Parent and Merger Sub shall not permit or consent to or agree to (i) any amendment, restatement, replacement, supplement, termination, reduction or other modification or waiver of any condition, provision or remedy under, the Equity Financing Commitment (other than to increase the amount of Equity Financing available thereunder), (ii) any amendment, restatement, replacement, supplement, termination or other modification or waiver of any condition, provision or remedy under, the Debt Financing Commitments or Definitive Financing Agreements if such amendment, restatement, supplement, termination, reduction, modification or waiver would reasonably be expected to (A) impose new or additional conditions precedent to the funding of the Debt Financing or would otherwise change, amend, modify or expand any of the conditions precedent to the funding of the Debt Financing, in any such case, from those set forth in the Debt Financing Commitments on the date of this Agreement, (B) materially impair, delay or prevent the availability of all or a portion of the Debt Financing or the consummation of the transactions contemplated by this Agreement, taking into account the timing of the Marketing Period, (C) reduce the aggregate net cash amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (except as set forth in any “market flex” provisions existing on the date of this Agreement) or (D) otherwise adversely affect the ability of Parent to enforce its rights under the Debt Financing Commitments, or (iii) the early termination of the Financing Commitments or any Definitive Financing Agreement.  Parent shall furnish to the Company a copy of any amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Financing Commitments or Definitive Financing Agreements promptly upon execution thereof on the date hereof.  Parent shall use its reasonable best efforts to maintain the effectiveness of the Financing Commitments until the transactions contemplated by this Agreement are consummated or the Financing Commitments are terminated pursuant to the terms thereof as in effect on the date hereof;  provided however, for the avoidance of doubt, Parent may amend, replace, supplement and/or modify the Debt Financing Commitments (i) solely to add additional Debt Financing Sources as parties thereto who had not executed the Debt Financing Commitments as of the date hereof or (ii) solely to increase the total amount of Debt Financing provided thereunder.  For purposes of this Agreement (other than with respect to representations in this Agreement made by Parent or Merger Sub that speak as of the date hereof), references to the “Debt Financing Commitments” shall include such document as permitted or required by this Section 6.11 to be amended, restated, replaced, supplemented or otherwise modified or waived, in each case from and after such amendment, restatement, replacement, supplement or other modification or waiver.

(jj) Prior to the Closing Date, the Company agrees to use reasonable best efforts to take, and shall cause its subsidiaries and its and their respective officers, directors and employees to use, reasonable best efforts to take and shall use its reasonable best efforts to direct its other Representatives to take, in each case at Parent’s sole cost and expense, such cooperation as may be reasonably requested by Parent and that is customary for the arrangement of financings of the type contemplated by the Debt Financing Commitments (which, for the purpose of Sections Section 6.11(e) – (l), shall include any permanent financing in lieu or in replacement of any bridge financing included in the Debt Financing) or in connection with the arrangement of the Debt Financing and the satisfaction of the conditions as set forth in the Debt Financing Commitments, including using reasonable best efforts to:

(i) furnish to Parent (A) the Required Information, (B) the financial statements of the Company required to be delivered under paragraph 6(a)(iii) and 6(b)(iii) of Exhibit E to the Debt Financing Commitments (which shall, in any event, be required to be delivered by the Company no later than the Closing Date and not be subject to the “reasonable best efforts” qualifier) and (C) such other pertinent and customary financial and operating information regarding the Company as may be reasonably requested by Parent to the extent that such information is required in connection with the arrangement of the Debt Financing,  provided that in connection with the foregoing clause (C), the Company shall not be obligated to furnish any of the Excluded Information and the Company shall only be obligated to deliver such information to the extent such information may reasonably be obtained from the books and records of the Company or is otherwise readily available to the Company and its Subsidiaries;

(ii) upon reasonable prior notice, cause members of management (with appropriate seniority) of the Company and its subsidiaries to participate in a reasonable number of meetings, presentations and roadshows with prospective lenders and investors and sessions with the ratings agencies, in each case in connection with the Debt Financing at reasonable times and locations mutually agreed;

(iii) reasonably in advance of the commencement of the marketing of the Debt Financing (to the extent notified by Parent), assist Parent and the Debt Financing Sources in their preparation of (A) any bank information memoranda and related lender presentations, (B) any offering memoranda or private placement memoranda, (C) materials for rating agency presentations and (D) other customary marketing materials, including reviewing and commenting on Parent’s draft of business description with respect to the Company and its subsidiaries;  provided that any such materials that include disclosure and financial statements with respect to the Company shall only reflect the Surviving Corporation as the obligor(s) and no such bank information memoranda, lender presentations or materials shall be issued by the Company or its subsidiaries (but, for the avoidance of doubt, may include authorization letters delivered by the Company with respect to its own information);

(iv) (A) assist and provide customary information to assist Parent in allowing Parent to prepare pro forma financial statements customarily included in offering documents for high yield debt securities (or reasonably required by the Debt Financing Sources), (it being understood that Parent, and not the Company or its subsidiaries or their respective Representatives, shall be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments and the Company’s assistance shall relate solely to the financial information and data that can be reasonably derived from the Company’s historical books and records or other readily available data or information and the Company shall not be responsible for providing any information required for the preparation of such pro forma financial statements relating to (a) cost savings, synergies, capitalization, ownership, and other post-Closing or pro forma adjustments (and the assumptions relating thereto); or (b)(i) other information, data and assumptions concerning the assumptions underlying such post-Closing or pro forma adjustments, and (B) direct and facilitate the Company’s auditors to provide (x) customary comfort letters (including “negative assurance”

comfort) with respect to historical financial information of the Company included in any syndication, offering or other marketing documents relating to Debt Financing and (y) customary consents to the use of their audit reports on the consolidated financial statements of the Company in any syndication, offering or other marketing documents relating to the Debt Financing, in each case subject to such auditors’ policies and procedures and applicable auditing standards;

(v) at least four (4) Business Days prior to the Closing Date, provide Parent all documentation and other information with respect to the Company and its subsidiaries as shall have been reasonably requested in writing by Parent at least nine (9) Business Days prior to the Closing Date that is required in connection with the Debt Financing by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and, if the Company or any of its subsidiaries qualifies as “legal entity customers” under the Beneficial Ownership Regulation (as defined in the Debt Financing Commitments), a Beneficial Ownership Certification (as defined in the Debt Financing Commitments) and that are required by paragraph 9 of Exhibit E of the Debt Financing Commitments;

(vi) reasonably facilitate the pledging of collateral, including any possessory collateral (provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing and (B) the effectiveness thereof shall be conditioned upon, or become operative at the Effective Time);

(vii) assist with the incurrence of Debt Financing prior to the Effective Time as may be requested by Parent and the escrow of proceeds thereof;

(viii) assist with the preparation of any definitive financing documents as may be reasonably requested by Parent by providing information for the completion of any schedules thereto, solely to the extent such materials relate to information concerning the Company and its subsidiaries; and

(ix) executing and delivering prepayment notices in respect of the Credit Facilities on the Closing Date within the time periods contemplated by the documentation governing the Credit Facilities;

Notwithstanding anything to the contrary in this Section 6.11(e), nothing will require the Company to provide any (1) pro forma financial statements, projections or other prospective information; (2) description of all or any portion of the Debt Financing, any “description of notes” or “description of other indebtedness”, or other information customarily provided by the Debt Financing Sources or their counsel; (3) risk factors relating to all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure; (4) “segment” financial information and separate subsidiary financial statements, (5) any financial statements or other information required by Rules 3-05, 3-09, 3-10 or 3-16, 13-01 or 13-02 of Regulation S-X, Regulation S-K Item 302 or for any period prior to January 1, 2019, (6) information regarding officers or directors prior to consummation of the Merger (except biographical information if any of such persons will remain officers or directors after consummation of the Merger), executive compensation and related party disclosure or any

Compensation Discussion and Analysis or information required by Item 302 (to the extent not so provided in SEC filings) or 402 of Regulation S-K under the Securities Act and any other information that would be required by Part III of Form 10-K (except to the extent previously filed with the SEC), (7) information regarding affiliate transactions that may exist following consummation of the Merger (unless the Company or any of its subsidiaries was party to any such transactions prior to consummation of the Merger), (8) information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments (excluding information that is historical financial information of the Company and is derivable without undue effort or expense by the Company from the books and records of the Company or any of its subsidiaries), (9) information necessary for the preparation of any projected or forward-looking financial statements or information that is not derivable without undue effort or expense by the Company from the books and records of the Company or any of its subsidiaries or (10) any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A (for life) promulgated under the Securities Act) (“Excluded Information”).

(kk) Notwithstanding anything herein to the contrary, (i) such requested cooperation pursuant to Section 6.11(e) or this Section 6.11(f) shall not  unreasonably disrupt or interfere with the business or the operations of the Company or its subsidiaries, (ii) nothing in Section 6.11(e) or this Section 6.11(f) shall require cooperation to the extent that it would (A) subject any of the Company’s or its subsidiaries’ respective directors, managers, officers, employees or Representatives to any actual or potential personal liability, (B) reasonably be expected to conflict with, or violate, the Company’s and/or any of its subsidiaries’ organizational documents or any Law, or result in the contravention of, or violation or breach of, or default under, any material Contract to which the Company or any of its subsidiaries is a party not entered into in contemplation of this Section 6.11(f),  (C) cause any condition to the Closing set forth in Section 7.1,  Section 7.2 or Section 7.3 to not be satisfied or (D) cause any breach of this Agreement, (iii) neither the Company nor any subsidiary thereof shall be required to (A) (x) pay any commitment or other similar fee or (y) incur or assume any liability or other obligation in connection with the financings contemplated by the Financing Commitments, the Definitive Financing Agreements, the repayment of the Funded Indebtedness or the Financing or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Financing Commitments, the Definitive Financing Agreements, the repayment of the Funded Indebtedness, the Financing or any information utilized in connection therewith, in each case of this clause (y), to the extent not indemnified by and/or reimbursed Parent pursuant to Section 6.11(g) below (and subject to the limitations thereunder), (B) deliver or obtain legal opinions of internal or external counsel, (C) provide access to or disclose information where the Company determines that such access or disclosure could jeopardize the attorney-client privilege or contravene any Law or material Contract subject to the agreements of the Company set forth in the second sentence of Section 6.6(b) hereof, or (D) waive or amend any terms of this Agreement or any other material Contract to which the Company or its subsidiaries is party and (iv) none of the Company or any of its subsidiaries or their respective directors, officers or employees, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument, including any Definitive Financing Agreement, with respect to the Financing  (other than any customary management representation letters and, CFO certificates with respect to the Company’s financial statements to be used for the arrangement of the Debt Financing and customary authorization letters in respect of the Company’s information included in customary syndication materials for bank financing)  or adopt any resolutions or take any other actions approving the agreements, documents and instruments pursuant to which the Financing is obtained, including any Definitive Financing Agreement; provided that any such director, manager or officer of the Company or its subsidiaries who remains as a  director, manager or officer of the Company or its subsidiaries on and after the Closing Date may in their capacity as such director, manager or officer of the Surviving Corporation adopt such resolutions and execute and delivery other deliverables that are contingent upon the occurrence of, or only effective as of, the Effective Time.   Notwithstanding anything set forth herein to the contrary, regardless of whether any director or manager will remain director or manager on and after the Closing Date and without giving effect to any “reasonable best effort” qualifier, the Company shall deliver customary management representation letters and CFO certificates with respect to the Company’s financial statements to be used for the arrangement of the Debt Financing and customary authorization letters in respect of the Company’s information included in customary syndication materials for bank financing prior to the commencement of the marketing of the Debt Financing.

(ll) Parent (i) shall promptly, upon request by the Company, reimburse the Company for all out-of-pocket costs (including (A) reasonable and documented outside attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Debt Financing, including participating in any meetings) to the extent incurred by the Company, any of its subsidiaries or their respective directors, officers, employees and other Representatives in connection with the cooperation of the Company and its subsidiaries contemplated by this Section 6.11;  provided that such reimbursement shall not include the preparation of any financial statements or data that would otherwise be prepared by the Company in its ordinary course of business if the requirement of this Section 6.11 did not exist and (ii) shall indemnify and hold harmless the Company and its subsidiaries and their respective directors, officers, employees and other Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 6.11 (including any action taken in accordance with this Section 6.11) and any information utilized in connection therewith and other than, to the extent determined by a court of competent jurisdiction in a final and non-appealable order,  any liability as a result of any willful misconduct, gross negligence, or bad faith, fraud or intentional misrepresentation by the Company and its subsidiaries and their respective Representatives.

(mm) All non-public or otherwise confidential information regarding the Company or its subsidiaries obtained by Parent, Merger Sub or any of their respective Representatives pursuant to this Section 6.11 shall be kept confidential in accordance with the Confidentiality Agreement or pursuant to confidentiality undertakings customary for the type of Debt Financing contemplated under the Debt Financing Commitments.

(nn) The Company hereby consents to the use of the logos of the Company and its subsidiaries in connection with the arrangement of the Debt Financing; provided that such logos are used solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage its or their reputation or goodwill.

(oo) For the avoidance of doubt, the Parties hereto acknowledge and agree that (i) the provisions contained in this Section 6.11 represent the sole obligation of the Company and its subsidiaries with respect to cooperation in connection with the arrangement of the Debt Financing and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations and (ii) no provisions contained in this Section 6.11 shall be deemed to modify or qualify the definitions of “Required Information” or “Marketing Period”.

(pp) The Company shall use reasonable best efforts to, at least three Business Days prior to the Closing Date, deliver to Parent copies of customary payoff letters from the administrative agent under the Credit Facilities evidencing (i) the repayment in full of all principal, accrued and unpaid interest, fees and other amounts outstanding under such Credit Facilities on the Closing Date (but excluding any amounts constituting contingent obligations not then due and payable that by their terms survive the termination of such Credit Agreement and any related agreements), (ii) the termination of all commitments to extend credit under such Credit Agreement and (iii) the termination and/or release of any security interests and guarantees in connection with such Credit Agreement and related loan documents (the “Payoff Letters”).

(qq) Notwithstanding anything to the contrary in this Agreement, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, except as the Company shall otherwise consent in writing in its sole discretion, Parent shall not, and shall cause each of its Subsidiaries and Chameleon and its Subsidiaries not to: (i) make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any Person, corporation, partnership, business organization or division thereof, in each case, except for (A) purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts, or (B) any subsidiaries of Parent or Chameleon, as applicable, (ii) make or authorize any cash payment of, or accrual or commitment for, capital expenditures, except any such expenditure within the thresholds set forth in Section 6.11(l)(ii) of the Parent Disclosure Letter, (iii) declare, make or pay any dividend or other distribution, payable in cash, property or otherwise, with respect to any of its capital stock or other equity securities (other than intercompany dividends),  (iv) amend its organizational documents, (v) incur or guarantee additional indebtedness (absent corresponding increase in commitments under the Equity Financing Commitment) or (vi) agree, authorize or commit to do any of the foregoing actions, in each case, with respect to clauses (i) through (vi) above, which would prohibit or prevent Parent, Chameleon or Merger Sub from consummating the Refinancing (as defined in the Debt Financing Commitments) or the Chameleon Acquisition (as defined in the Debt Financing Commitments).

Takeover Statutes

.  If any Takeover Law is or becomes applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and shall use reasonable best efforts to take such actions as are reasonably necessary so that such transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Law on such transactions.  Nothing in this Section 6.12 shall be construed to permit

Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

Transaction Litigation

.  In the event that any shareholder litigation (including any class action or derivative litigation) related, directly or indirectly, to this Agreement, the Merger or the other transactions contemplated by this Agreement, including disclosures made under securities laws and regulations related thereto,  is brought against the Company, its officers or any members of its Board of Directors after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof (including by promptly providing copies of all pleadings with respect thereto).  The Company shall give Parent the opportunity to participate in (but not control) the defense or settlement of any Transaction Litigation and shall consider in good faith Parent’s advice with respect to such Transaction Litigation.    The Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Obligations of Merger Sub, Obligations of Subsidiaries

.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, the Financing Commitments and any Alternative Financing.  The Company shall take all actions necessary to cause its subsidiaries to perform their respective obligations under this Agreement.

Rule 16b-3

.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Delivery of FIRPTA Certification and Notice

.  On the Closing Date, the Company shall deliver to Parent a certification, dated as of the Closing Date and signed by a responsible corporate officer of the Company, that an interest in the Company is not a “United States real property interest” as defined in Section 897(c)(1)(A) of the Code because the Company is not, and has not been at any time during the five (5) years preceding the date of such certification, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code, together with a signed notice as contemplated by Treasury Regulations Section 1.897-2(h), which Parent shall be entitled to file or cause to be filed with the IRS.

Article VI CONDITIONS OF MERGER
Conditions to Obligations of Each Party to Effect the Merger

.  The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or written waiver by the Company and Parent (to the extent permitted by applicable Law)) at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Company Requisite Vote shall have been obtained.

(b) Law or Governmental Orders.  No Governmental Entity of competent jurisdiction shall have enacted or promulgated any Law, statute, rule, regulation, executive order, decree, ruling, judgement, injunction or other order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the Merger or any of the transactions contemplated hereby that remains in effect.

(c) Consents.   The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained,   there shall not be in effect any agreement with a Governmental Entity pursuant to which Parent and the Company have agreed not to consummate or to delay consummation of the Merger and  each other consent, approval or clearance with respect to, or termination or expiration of any applicable waiting period (and any extensions thereof) imposed under, any Antitrust and Foreign Investment Laws in the jurisdictions identified on Section 7.1(c)(iii) of the Company Disclosure Letter shall have been obtained, shall have been received or deemed to have been received or shall have terminated or expired, as the case may be.

Conditions to Obligations of Parent and Merger Sub

.  The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or written waiver by Parent (to the extent permitted by applicable Law)) at or prior to the Effective Time of the following conditions:

(d) Representations and Warranties.  Each of the representations and warranties of the Company set forth in (i) Section 3.1  [Organization and Qualification; Subsidiaries], Section 3.3(c) and (d)  [Capitalization], Section 3.4  [Authority], Section 3.19  [Opinion of Financial Advisor], Section 3.20  [Brokers] and Section 3.21  [Takeover Statutes]  shall be true and correct in all material respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 3.3(a) and Section 3.3(b) [Capitalization] shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), other than for issuances permitted pursuant to this Agreement and other than for inaccuracies that, in the aggregate, do not increase the aggregate consideration payable by Parent pursuant to Article II in more than a de minimis respect, (iii) Section 3.9(c)[Absence of Certain Changes or Events] shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date and (iv) the other representations and warranties of Article III shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) in each case as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(e) Performance of Obligations of the Company.  The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;

(f) Material Adverse Effect. Since the date hereof, there shall not have occurred a Material Adverse Effect; and

(g) Certificate.  Parent shall have received a certificate signed by an executive officer of the Company certifying that the conditions set forth in Section 7.2(a)  [Representations and Warranties] and Section 7.2(b)  [Performance of Obligations of the Company] have been satisfied.

Conditions to Obligations of the Company

.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or written waiver by the Company (to the extent permitted by applicable Law)) at or prior to the Effective Time of the following conditions:

(h) Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub set forth in (i) Section 4.1 and Section 4.2 shall be true and correct (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) in all material respects, as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), and (ii) the other representations and warranties of Article IV shall be true and correct, in each case as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (a “Parent Material Adverse Effect”);

(i) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(j) Certificate.  The Company shall have received a certificate signed by an executive officer of Parent certifying that the conditions set forth in Section 7.3(a)  [Representations and Warranties], Section 7.3(b)  [Performance of Obligations of Parent and Merger Sub] have been satisfied and Section 7.2(c)  [Material Adverse Effect] have been satisfied.

Article VII TERMINATION
Termination

.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the Company Requisite Vote having been obtained:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by Parent or the Company if any Governmental Entity of competent jurisdiction shall have issued a final order, decree, judgment, injunction or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such order, decree, judgment, injunction, ruling or other action is or shall have become final and non-appealable (a “Restraint”);  provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have complied in all material respects with such Party’s obligations pursuant to Section 6.4  [Further Action; Efforts] to prevent, oppose and remove such Restraint; provided,  further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Party seeking to terminate if any action of such Party (or, in the case of Parent, of Merger Sub) or the failure of such Party (or, in the case of Parent, of Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of or primary factor that resulted in such Restraint;

(c) by either Parent or the Company if the Effective Time shall not have occurred on or before 5:00 p.m. (New York Time) on May 11, 2022 (as such date may be extended pursuant to this Agreement, the “End Date”); provided,  however, that if any of the conditions to the Closing set forth in Section 7.1(b)  [Law or Governmental Orders] (solely as it relates to any Antitrust and Foreign Investment Laws), or Section 7.1(c)  [Consents] has not been satisfied or waived on or prior to May 11, 2022 but all other conditions to Closing set forth in Article VII have been satisfied or validly waived (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the End Date) or waived, then, unless (i) the Company sends a written notice to Parent of its intent to terminate this Agreement pursuant to this Section 8.1(c) (a “End Date Termination Notice”) and (ii) Parent sends a written notice to the Company within five Business Days of its receipt of the End Date Termination Notice stating that Parent accepts the Company’s termination of this Agreement pursuant to the End Date Termination Notice, the End Date shall automatically and without the need for any further action by any Person become 5:00 p.m. (New York Time) on August 11, 2022 and, for the avoidance of doubt, the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to Parent unless the Effective Time shall not have occurred on or before the End Date as extended pursuant to this proviso;  provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to terminate if any action of such Party (or, in the case of Parent, of Merger Sub) in violation of this Agreement or the failure of such Party (or, in the case of Parent, of Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of or primarily resulted in the failure of the Effective Time to occur on or before the End Date.

(d) by written notice from the Company:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, such that the conditions set forth in Section 7.3(a)  [Representations and Warranties] or Section 7.3(b)  [Performance of Obligations of Parent and Merger Sub] would not be satisfied and, in either such case, such breach is not curable in a manner sufficient to allow the satisfaction of such conditions or, if curable, is not cured in a manner sufficient to allow the satisfaction of such conditions prior to the earlier of (A) 30 days after written notice thereof is given by the Company to Parent or (B) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.2(a)  [Representations and Warranties] or Section 7.2(b)  [Performance of Obligations of the Company] would not be satisfied; or

(ii) prior to obtaining the Company Requisite Vote, in order to enter into a definitive agreement providing for a Superior Proposal, subject to the terms and conditions of, Section 6.1(c)(i)  [Change of Recommendation] and after compliance in all material respects with the terms of Article VI; provided that the Company pays the Company Termination Payment at or prior to the time of such termination in accordance with Section 8.2(b)(i) (it being understood that the Company may enter into such definitive agreement simultaneously with such termination of this Agreement);

(e) by written notice from Parent if:

(i) there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, such that the conditions set forth in Section 7.2(a)  [Representations and Warranties] or Section 7.2(b)  [Performance of Obligations of the Company] would not be satisfied and, in either such case, such breach is not curable in a manner sufficient to allow the satisfaction of such conditions or, if curable, is not cured in a manner sufficient to allow the satisfaction of such conditions prior to the earlier of (A) 30 days after written notice thereof is given by Parent to the Company or (B) the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.3(a)  [Representations and Warranties] or Section 7.3(b)  [Performance of Obligations of Parent and Merger Sub] would not be satisfied; or

(ii) prior to obtaining the Company Requisite Vote, if the Board of Directors of the Company shall have made, prior to obtaining the Company Requisite Vote, a Change of Recommendation; or

(f) by either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the adoption of this Agreement was taken.

(g) by the Company, if (i) the conditions set forth in Section 7.1 [Conditions to Obligations of Each Party to Effect the Merger] and Section 7.2 [Conditions to Obligations of Parent and Merger Sub] (other than those conditions that by their nature are to be satisfied at the Closing, which conditions are capable at the time of termination of being satisfied if the Closing were to occur at such time) have been satisfied or (to the extent permissible under applicable Law) waived in accordance with this Agreement, (ii) the Company has indicated in writing that the Company is ready and willing to consummate the Merger and ready, willing and able to take all action within its control to consummate the Merger, (iii) Parent and Merger Sub fail to consummate the Merger within two (2) Business Days of the date on which the Closing should have occurred pursuant to Section 1.2  [Closing] and (iv) during such two (2) Business Day period described in clause (iii), the Company stood ready, willing and able to consummate the Merger and the other transactions contemplated hereby.

Effect of Termination

.

(h) In the event of the valid termination of this Agreement pursuant to Section 8.1  [Termination], this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except as provided in Section 6.6(c)  [Access to Information; Confidentiality], Section 6.8  [Publicity], the expense reimbursement and indemnification provisions of Section 6.11(g)  [Parent Financing], this Section 8.2,  Section 8.3  [Expenses] and Article IX, which shall survive such termination in accordance with its terms and conditions; provided that, subject to the limitations set forth in Section 8.2(e),  Section 8.2(f) and Section 8.2(g), nothing herein shall relieve the Company of any liability for damages resulting from the Company’s Willful Breach prior to such termination by any Party hereto.  The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance in accordance with the terms and conditions set forth in Section 9.12.

(i) In the event that:

(i) this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(ii)  [Superior Proposal], by Parent pursuant to Section 8.1(e)(ii)  [Change of Recommendation] then the Company shall pay the Company Termination Payment to Parent (or one or more of its designees), at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(ii)  [Superior Proposal] or as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii)  [Change of Recommendation] (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds to the account or accounts designated in writing by Parent to the Company for such purpose.

(ii) this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.1(c)  [End Date]  or Section 8.1(f)  [Company Requisite Vote]  or Parent pursuant to Section 8.1(e)(i)  [Breach by the Company] and (A) at any time after the date of this Agreement and prior to the taking of a vote to approve this Agreement at the Shareholders Meeting or any postponement or adjournment thereof (or, if earlier, prior to the termination of this Agreement) an Acquisition Proposal shall have been made directly to the Company’s shareholders, or an Acquisition Proposal shall have otherwise become publicly known, and in each case such Acquisition Proposal shall have not been withdrawn prior to (x) such termination (with respect to a termination pursuant to Section 8.1(c)  [End Date] or Section 8.1(e)(i)  [Breach by the Company]) or (y) the taking of a vote to approve this Agreement (with respect to a termination pursuant to Section 8.1(f)  [Company Requisite Vote]) and (B) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal (which is subsequently consummated), or shall have consummated such Acquisition Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Payment, such payment to be made on the date of the consummation of such Acquisition Proposal, by wire transfer of immediately available funds to the account or accounts designated in writing by Parent to the Company for such purpose.  For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to “20% or more” will be deemed to be references to “more than 50.1%”.

(iii) this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(i)  [Breach by Parent or Merger Sub] or Section 8.1(g)[Parent Failure to Close] (or pursuant to any provision of Section 8.1  [Termination] under circumstances in which the Company would have been entitled to terminate the Agreement pursuant to Section 8.1(d)(i)  [Breach by Parent or Merger Sub] or Section 8.1(g) [Parent Failure to Close]), Parent shall pay to the Company a fee of $93,425,200 (the “Parent Reverse Termination Fee”) by wire transfer of immediately available funds to the account or accounts designated in writing by the Company to Parent for such purpose, such payment to be made within two (2) Business Days of the applicable termination.

(iv) this Agreement is validly terminated by the Company or Parent pursuant to (x) Section 8.1(b)  [Legal Restraint] and the applicable restraint, injunction or other prohibition giving rise to such termination is issued under or pursuant to any or relating to any Antitrust and Foreign Investment Law or (y) Section 8.1(c)  [End Date] and, in either case of clause (x) or (y), the only conditions to Closing set forth in Section 7.1 and Section 7.2 that have not been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the date of such termination or the failure thereof to be satisfied is attributable primarily to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained herein) or (to the extent permissible under applicable Law) waived in accordance with this Agreement on or prior to the date of such termination are the conditions to the Closing set forth in Section 7.1(b)  [Law or Governmental Order] (solely as it relates to any Antitrust or Foreign Investment Laws) or Section 7.1(c)  [Consents], so long as the failure of such conditions to be satisfied is not primarily attributable to a breach by the Company of its representations, warranties, covenants or agreements contained herein, Parent shall pay to the Company a fee of (i) in the event of such termination absent an extension of the initial End Date pursuant to  Section 8.1(c),  $50 million or (ii) in the event of such termination following an extension of the initial End Date pursuant to  Section 8.1(c),  $93,425,200 (the “Parent Regulatory Termination Fee” and, each of the Parent Regulatory Termination Fee and the Parent Reverse Termination Fee, a “Parent Termination Fee”) by wire transfer of immediately available funds, such payment to be made, in the case of such termination by Parent, simultaneously with such termination, and in the case of such termination by the Company, within two (2) Business Days of such termination.

(j) The Parties acknowledge and hereby agree that each of the Company Termination Payment and the applicable Parent Termination Fee, as applicable, if, as and when required pursuant to this Section 8.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.  The Parties acknowledge and hereby agree that in no event shall (i) the Company be required to pay the Company Termination Payment or Parent be required to pay the applicable Parent Termination Fee, as the case may be, on more than one occasion or (ii) Parent be required pay more than one Parent Termination Fee, whether or not the Company Termination Payment or the applicable Parent Termination Fee, as the case may be, may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(k) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement.  If the Company fails to timely pay an amount due pursuant to Section 8.2(b)(i) or Section 8.2(b)(ii), or Parent fails to timely pay an amount due pursuant to Section 8.2(b)(iii) or Section 8.2(b)(iv) and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit with respect to the other Party’s failure to pay an amount due pursuant to Section 8.2(b)(i),  Section 8.2(b)(ii),  Section 8.2(b)(iii) or Section 8.2(b)(iv),  the non-prevailing party in such suit shall pay to the prevailing party, as applicable, the prevailing Party’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out-of-pocket fees and expenses of any expert or consultant engaged by the Company) in connection with such suit, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate, plus 2% as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.    Any amount payable pursuant to Section 8.2(b) shall be paid by the applicable Party by wire transfer of same day funds prior to or on the date such payment is required to be made under Section 8.2(b).

(l) Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and Parent is paid the Company Termination Payment from the Company pursuant to this Section 8.2, the Company Termination

Payment and, if applicable, the costs and expenses of Parent pursuant to Section 8.2(d) shall, subject to Section 9.12  [Specific Performance], be the sole and exclusive monetary remedy of Parent, Merger Sub and their respective former, current or future general or limited partners, shareholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, shareholder, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, the “Parent Related Parties”) against the Company, its subsidiaries or any of their respective former, current or future general or limited partners, shareholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, shareholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (collectively, the “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representations made or alleged to have been made in connection herewith or therewith (collectively, the “Company Transaction Obligations”), and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or any other Company Transaction Obligations or in respect of representations made or alleged to be made in connection herewith or in connection with any other Company Transaction Obligations, whether in equity or at law, in contract, in tort or otherwise, except that nothing shall relieve the Company of its obligations under Section 6.6(c)  [Access to Information; Confidentiality] and Section 6.8  [Publicity].

(m) Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and the Company is paid the applicable Parent Termination Fee from Parent pursuant to this Section 8.2,  (i) the applicable Parent Reverse Termination Fee and, if applicable, the costs and expenses of the Company pursuant to Section 8.2(d) (and the obligations of the Sponsor under the Equity Financing Commitment in accordance with the terms and conditions thereof) shall, subject to Section 9.12  [Specific Performance], be the sole and exclusive monetary remedy of the Company against the Parent Related Parties or any Debt Financing Source under the Debt Financing and any of their respective Debt Financing Sources for any loss or damage suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith (collectively, the “Parent Transaction Obligations”) and (ii) except as expressly provided in the previous clause (i), upon payment of such amounts, none of the Parent Related Parties or Debt Financing Sources shall have any further liability or obligation relating to or arising out of this Agreement or any other Parent Transaction Obligations or in respect of representations made or alleged to be made in connection herewith or in connection with any other Parent Transaction Obligations, whether in equity or at law, in contract, in tort or otherwise, except, in case of clauses (i) and (ii), that nothing shall relieve Parent of its obligations under Section 6.6(c) [Access to Information; Confidentiality], Section 6.8 [Publicity] and Section 6.11(g) [Parent Financing].

(n) Notwithstanding anything to the contrary contained in this Agreement, and without limiting the Company’s or Parent’s rights under Section 9.12  [Specific Performance], under no circumstances will (i) the Company be entitled to monetary damages under this Agreement or in connection with the transactions contemplated hereby from any Parent Related Parties (other than Parent and Merger Sub), other than pursuant to, and in accordance with the terms of, the the Equity Financing Commitment or the Confidentiality Agreement or (ii) Parent or Merger Sub be entitled to monetary damages under this Agreement or in connection with the transactions contemplated hereby from any Company Related Parties (other than the Company).

Expenses

.  Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.  Filing fees incurred in connection with obtaining any consents or making any filings under any Antitrust and Foreign Investment Law shall be borne by Parent;  provided, that the costs and expenses of counsel in connection with preparing such filings and responding to any requests from any Governmental Entity with respect to Antitrust and Foreign Investment Law shall be borne by the Party incurring such expense.  Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.

Article VIII GENERAL PROVISIONS
Non-Survival of Representations, Warranties, Covenants and Agreements

.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.

Modification or Amendment

.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties.

Waiver

.  At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the covenants, agreements or conditions contained herein.  Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement.  The failure or delay of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder.  For purposes of this Section 9.3, Parent and Merger Sub shall be treated collectively as a single Party.

Notices

.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by facsimile (provided that notice by facsimile shall not be effective unless either (A) a duplicate copy is promptly given by one of the other methods described in this Section 9.4 or (B) the receiving party confirms receipt of such notice by one of the methods described in this Section 9.4), (iii) by e-mail (receipt confirmation requested) or (iv) by nationally recognized overnight courier service, when delivered (with proof of delivery) or registered or certified mail (postage prepaid, return receipt requested), when delivered (with proof of delivery) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Parent or Merger Sub:

c/o American Securities LLC

590 Madison Avenue, 38th Floor

New York, NY 10022

Attention:  Scott Wolff and Eric L. Schondorf

Email:swolff@american-securities.com;

eschondorf@american-securities.com

with an additional copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Ave.

New York, NY 10022

Attention:Michael E. Weisser, P.C. and Duncan Enista

Email:michael.weisser@kirkland.com; duncan.enista@kirkland.com

(b) if to the Company:

Ferro Corporation

6060 Parkland Boulevard

Mayfield Heights, Ohio 44124

Attention:Mark Duesenberg, General Counsel

Email:mark.duesenberg@ferro.com

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:Mario A. Ponce

Jakob Rendtorff

Email:mponce@stblaw.com

jrendtorff@stblaw.com

Certain Definitions

.  For purposes of this Agreement, the term:

(c) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing confidentiality and use provisions on terms generally no less favorable to the Company than the corresponding terms in the Confidentiality Agreement are on Parent (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements), provided that such confidentiality agreement need not include any “standstill” or similar terms;

(d) “Affiliate” means, with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such Person;

(e) “Antitrust and Foreign Investment Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the Federal Trade Commission Act of 1914 and all other federal, state, foreign, and multinational, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, and any Laws of any jurisdiction which are designed to regulate inward investment by a foreign-domiciled entity;

(f) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York;

(g) “Chameleon” means ASP Chromaflo Holdings LP, a Cayman Islands limited partnership.
(h) “Company Equity Award” means any Option, Share Unit or PSU issued and outstanding, or authorized to be issued, pursuant to the Company Stock Plans;

(i) “Company Stock Plans” means the Company’s 2006 Long-Term Incentive Plan, 2010 Long-Term Incentive Plan, 2013 Omnibus Incentive Plan and 2018 Omnibus Incentive Plan, as each may be amended from time to time;

(j) “Company Termination Payment” means an amount equal to $55,120,868;

(k) “Compliant” means, with respect to any applicable Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such information not misleading in light of the circumstances in which it was made, (b) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements for information customarily included in offerings of high yield debt securities pursuant to Rule 144A under the Securities Act, (c) no auditor shall have withdrawn any audit opinion with respect to any financial statements contained in such Required Information, (d) with respect to any interim financial statements, such interim financial statements have been reviewed by the Company’s auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AS 4105 (Reviews of Interim Financial Information) and (e) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficiently current to satisfy the requirements of Rule 3-12 of Regulation S-X under the Securities Act to permit a registration statement of Parent using such financial statements to be declared effective by the Securities and Exchange Commission on the last day of the Marketing Period (assuming all other information in such registration statement not relating to the Company and its subsidiaries has been provided in satisfaction of such requirements of Rule 3-12 of Regulation S-X)  and are sufficient to permit the Company’s independent accountants to issue a customary “comfort letter” to the underwriters or initial purchasers in a private placement of high yield debt securities pursuant to Rule 144A under the Securities Act as permanent financing in lieu or in replacement of any bridge financing included in the Debt Financing, including as to customary negative assurances and change period comfort.

(l) “control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(m) “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof and any epidemics, pandemic or outbreaks thereof.

(n) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (including the Families First Coronavirus Response Act, Pub. L. No. 116-127, Coronavirus Aid, Relief and Economic Security Act Pub. L. No. 116-136, Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020 by the President of the United States, and Consolidated Appropriations Act, 2021, Pub. L. 116-260, in each case, together with any administrative or other guidance published with respect thereto by any Governmental Entity).

(o) “Credit Facilities” means the Credit Agreement, dated as of February 14, 2017, among the Company, the lenders party thereto, PNC Bank, National Association, as the administrative agent, collateral agent and a letter of credit issuer, Deutsche Bank AG New York Branch, as the syndication agent and as a letter of credit issuer, and the various financial institutions and other persons from time to time party thereto (the “Credit Agreement”), as amended by the First Amendment to Credit Agreement, dated as of April 25, 2018, as further amended by the Second Amendment to Credit Agreement, dated as of November 5, 2018, and as further amended by the Third Amendment to Credit Agreement, dated as of May 4, 2020, as it may be further amended, refinanced or replaced in accordance with its terms;

(p) “Debt Financing Sources” means the entities that are party to the Debt Financing Commitments (other than Parent and Merger Sub); provided, that in the event that any -76-

additional commitment party is added as a party to the Debt Financing Commitments after the date hereof, whether pursuant to any joinder agreement thereto or otherwise, the term “Debt Financing Sources” shall include each such institution; provided, further, that the term “Debt Financing Sources” shall include each entity (other than Parent, Chameleon and Merger Sub) party to any commitment Letter or similar agreement for any Alternative Financing, any permanent financing in lieu or in replacement of any bridge financing included in the Debt Financing or any replacement financing for the Debt Financing;

(q) “Debt Financing Sources Related Party” means the Debt Financing Sources and their respective Affiliates and such Debt Financing Sources’ (and their respective Affiliates’) directors, officers, employees, controlling persons, agents, advisors, attorneys and successors of each of the foregoing;

(r) “Funded Indebtedness” means the outstanding indebtedness under the Company’s Credit Facilities.

(s) “GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(t) “knowledge” (i) with respect to the Company means the actual knowledge of any of the individuals listed in Section 9.5(r) of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the individuals listed in  Section 9.5(r) of the Parent Disclosure Letter;

(u) “Law” means any transnational, federal, state, local, municipal, foreign or other law, statute, act, constitution, principle of common law, ordinance, code, decree, order, judgment, writ, rule, regulation, ruling, determination or other legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any award, order, ruling, or decision of an applicable arbitrator or arbitration panel;

(v) “Lease” or “Leases” shall mean all leases, subleases, licenses, concessions and other agreements pursuant to which the Company or any of its subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its subsidiaries thereunder.

(w) “Lien” shall mean any lien, encumbrance, security interest, pledge, charge, claim or defect or imperfection of title or license (including any license to, or covenant not to sue in respect of, Intellectual Property);

(x) “Marketing Period” means the first period of 15 consecutive Business Days (A) commencing on the later of (i) the date on which Parent shall have received all Required Information which is Compliant and remains Compliant during such 15 consecutive Business Day period and (ii) the date on which the conditions set forth in Section 7.1 and Section

7.2 are satisfied assuming the Closing were to be scheduled for any time during such 15 consecutive Business Day period (excluding conditions that by their nature are to be satisfied at the Closing, but provided that throughout such period such conditions are and remain capable of being satisfied) or, in the case of this clause (ii), if earlier, the date on which Parent notifies the Company that it intends to commence the Marketing Period and (B) throughout which nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 and Section 7.2 to fail to be satisfied or any Required Information to fail to remain Compliant; provided, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 15 consecutive Business Day period, (A) the auditor of the applicable audited financial statements of the Company shall have withdrawn its audit opinion with respect to any audited financial statements included in the Required Information, in which case the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect to the audited financial statements of the Company for the applicable periods by such firm or another independent public accounting firm of recognized national standing or (B) the Company shall have publicly announced any intention to restate any financial statements included in the Required Information, in which case the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP; provided,  further that (1) July 5, 2021, November 25, 2021 or November 26, 2021 shall not be counted as a Business Day for such 15 consecutive Business Day period (it being understood that such exclusion shall not restart such 15 consecutive Business Day period), (2) the Marketing Period shall either be completed on or prior to August 20, 2021 or commence no earlier than September 6, 2021, (3) the Marketing Period shall either be completed on or prior to December 17, 2021 or commence no earlier than January 3, 2022, (4) the Marketing Period shall either be completed on or prior to February 11, 2022, or commence after the receipt of the audited financial statements of the Company for the fiscal year ending December 31, 2021 and (5) the Marketing Period shall end on any earlier date prior to the expiration of the 15 consecutive Business Day period described above if the full amount of the Debt Financing (or any other debt financing contemplated by the Debt Financing Commitments or any Alternative Financing) is consummated on such earlier date.  If at any time the Company shall in good faith reasonably believe that it has provided the Required Information, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement to deliver the Required Information will be deemed to have been satisfied as of the date of such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within three (3) Business Days after the receipt of such notice from the Company, delivers a written notice to the Company to that effect (stating with specificity which portion of the Required Information the Company has not delivered), following which the Required Information shall be deemed to have been received by Parent as soon as the Company delivers to Parent such specified portion of the Required Information; provided that it is understood that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Information has in fact been delivered;

(y) “Material Adverse Effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences that (x) prevents or materially impairs the ability of the parties hereto to consummate the Merger or the other transactions contemplated by this Agreement in accordance with the terms of this Agreement or (y) has had or would reasonably be expected to have a material adverse effect on or with respect to the assets, business, results of operation or financial condition of the Company and its subsidiaries taken as a whole, provided that, solely in the case of clause (y), no events, developments, changes, effects or occurrences relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination with any of the following, to constitute or contribute to a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets or political, business or regulatory conditions in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (ii) general changes or developments in the industries in which the Company or its subsidiaries operate or where the Company’s products or services are sold, (iii) changes or prospective changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof, (iv) any epidemic, pandemic or other outbreak of illness or disease or public health event (including COVID-19) or any COVID-19 Measures or any changes, after the date hereof, in such COVID-19 Measures or changes, after the date hereof, in the interpretation, implementation or enforcement thereof, (v) the public announcement or pendency of the Merger or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, distributors, financing sources, contractors or employees of the Company and its subsidiaries, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and any action taken or omitted to be taken by the Company at the written request of or with the written consent of Parent or Merger Sub, (vi) any actions expressly required under this Agreement, including to obtain any approval or authorization under applicable antitrust or competition or other Laws for the consummation of the Merger, (vii) any hurricane, cyclone, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions, (viii) any decline in the market price or trading volume of the Shares or the credit rating of the Company (provided that the exception in this clause (ix) shall not prevent or otherwise affect a determination that any effect underlying such change has resulted in, or contributed to, a Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (i) through (viii) and (x)), or (x) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the exception in this clause (x) shall not prevent or otherwise affect a determination that any effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect (if not otherwise falling within any of the exceptions in clauses (i) through (ix)); except in the cases of clauses (i) through (iv) and (viii), to the extent that the Company and its subsidiaries, taken as a whole, are adversely and disproportionately affected thereby as compared with similarly situated Persons in the industries in which the Company and its subsidiaries operate (in which case solely the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect).

(z) “Non-Required Remedy” has the meaning set forth in Section 9.5(x) of the Company Disclosure Letter.

(aa)  “Permitted Liens” means (A) statutory liens securing payments not yet due, (B) such imperfections or irregularities of title, Liens, charges, covenants, restrictions easements, rights of way or other similar matters or restrictions or exclusions which are matters of public record or which do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially interfere with or impair business operations at such properties as currently conducted, (C) Liens for Taxes or other governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (D) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (E)  mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business for amounts that are not yet due and payable and (I) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company;

(bb) “Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act), including, for the avoidance of doubt, any group of Persons;

(cc) “Required Information” means (i) audited consolidated financial statements of the Company consisting of balance sheets as of the last date of each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date and consolidated statements of comprehensive income (loss), shareholders’ equity and cash flows for each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date; (ii) unaudited consolidated financial statements of the Company consisting of balance sheets and consolidated statement of comprehensive income (loss) and cash flows as of the last day of and for the most recently completed fiscal quarter ended at least 45 days before the Closing Date, and, in the case of the consolidated statement of the comprehensive income (loss) and cash flows, for the period from the beginning of the most recently completed fiscal year ended at least 90 days before the Closing Date to the last day of the most recently completed fiscal quarter ended at least 45 days before the Closing Date other than with respect to any quarter-end that is also a fiscal year-end; (iii) information, financial statements and financial data of the Company and its subsidiaries that is reasonably requested by Parent in writing and of the type customarily included in an offering memorandum with respect to a private placement of high yield debt securities pursuant to Rule 144A under the Securities Act (including information that would be required by Regulation S-X and Regulation S-K in a registered offering under the Securities Act to the extent customarily included in such an offering memorandum);  and (iv) all other information and data related to the Company and its subsidiaries that would be necessary for the underwriters or initial purchasers in an offering of such securities to receive customary “comfort” (including customary  “negative assurance” comfort) from independent accountants in connection with such an offering which such accountants are prepared to provide upon completion of customary procedures; provided that in no event shall the Required Information be deemed to include any Excluded Information;

(dd) “subsidiary” or “subsidiaries” means, with respect to any Person (a) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (ii) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity;

(ee)  “Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement,  the Equity Financing Commitment,  the Debt Financing Commitments and any other agreement, certificate or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder; and

(ff) “Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a  Person acting reasonably should have, based on reasonable due inquiry) that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.

Severability

.  If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Entire Agreement; Assignment

.  This Agreement (including the Exhibits hereto and the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement and the Equity Financing Commitment constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void;  provided that Parent and Merger Sub (or one or more of their Affiliates) shall have the right, without the prior written consent of the Company, to assign all or any portion of its rights, interests and obligations under this

Agreement, from and after Closing, to (i) any of its Affiliates or (ii) any Debt Financing Source  pursuant to terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning collateral in respect of the Debt Financing; provided, in each case, that Parent remains fully liable for its obligations hereunder.

Parties in Interest

.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) at and after the Effective Time, with respect to the provisions of Section 6.10  [Directors’ and Officers’ Indemnification and Insurance] which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Shares to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement, (c) at and after the Effective Time, the rights of the holders of Options, Share Units and PSUs to receive the payments contemplated by the applicable provisions of Section 2.2  [Treatment of Company Equity Awards], in each case, at the Effective Time in accordance with the terms and conditions of this Agreement, (d) prior to the Effective Time, the rights of the holders of Common Stock to pursue claims for damages and other relief for Parent’s or Merger Sub’s breach of this Agreement; provided that the rights granted to the holders of Common Stock pursuant to the foregoing clause (d) of this Section 9.8 shall only be enforceable on behalf of such holders by the Company in its sole and absolute discretion, and (e) each Debt Financing Source shall be a third-party beneficiary of the provisions identified in Section 9.17  [Debt Financing Sources].

Governing Law

.  This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of Delaware without regard to the conflict of law principles thereof.  Notwithstanding the foregoing, the matters contained in Article I and Article II shall be governed by the OGCL, including matters relating to the filing of the Certificate of Merger and the effects of the Merger, including any dissenters’ rights, and all matters relating to the fiduciary duties of the Company Board of Directors shall be governed and construed in accordance with the laws of the State of Ohio without regard of the conflict of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

Headings

.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Counterparts

.  This Agreement may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission, or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Specific Performance

.  The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.    The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages and without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at law or in equity.    The Parties agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.    The Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement (for the avoidance of doubt, including Section 6.4  [Further Action; Efforts] and Section 6.11  [Parent Financing]) by Parent or Merger Sub and to cause Parent or Merger Sub to consummate the transactions contemplated hereby (for the avoidance of doubt, including to effect the Closing in accordance with Section 1.2  [Closing]) on the terms and subject to the conditions in this Agreement. Notwithstanding anything herein or in any Transaction Document to the contrary, it is hereby acknowledged and agreed that the Company shall be entitled to specific performance to cause Parent and Merger Sub to cause the Equity Financing to be funded and to consummate the Closing if, and only if, (i) Parent is required to consummate the Closing pursuant to Section 1.2 and Parent fails to consummate the Closing by the date the Closing is required to have occurred pursuant to with Section 1.2 [Closing], (ii) the financing provided for by the Debt Financing Commitments (or, if applicable, the Alternative Financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (iv) the Company has irrevocably confirmed in writing to Parent that all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or validly waived (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents on the Closing Date but each of which is capable of being satisfied at the Closing, if specific performance is granted and the Equity Financing and Debt Financing (including any Alternative Financing that has been obtained in accordance with Section 6.11 [Parent Financing]) are funded, then the Company will take such actions within the Company’s control to cause the Closing to occur in accordance with Section 1.2 (and the Company has not revoked, withdrawn, modified or conditioned such confirmation).  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, while the Company may concurrently seek (i) specific performance or other equitable relief, subject in all respects to this Section 9.12 and (ii) payment of the applicable Parent Termination Fee or monetary damages if, as and when required pursuant to this Agreement, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to cause the Equity Financing to be funded (whether under this Agreement or the

Equity Financing Commitment), on the one hand, and payment of the applicable Parent Termination Fee, on the other hand.

Jurisdiction

.  Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of any Party in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.4.  Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.  Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.13, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction.  Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America.

WAIVER OF JURY TRIAL

.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUCH ACTION INVOLVING ANY DEBT FINANCING SOURCES) OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Interpretation

.  When reference is made in this Agreement to an Article, Exhibit, Schedule or Section, such reference shall be to an Article, Exhibit, Schedule or Section of this Agreement unless otherwise indicated.    Whenever the words “include”,  “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.    All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.    Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively.    Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein.    The word “or” shall means “and/or”.    With respect to the determination of any period of time, “from” means “from and including”.    The word “will” shall be construed to have the same meaning as the word “shall”.    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.    The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.    References to “dollars” or “$” are to United States of America dollars.  Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. Each of the Parties has participated in the drafting and negotiating of this Agreement.    If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the Parties and without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.    Any document or item will be deemed “delivered”,  “provided” or “made available” to Parent within the meaning of this Agreement if such document or item is included in the “Project Fortune” electronic data room hosted by Datasite as of 5:00 p.m. New York City time on the day prior to the date hereof.

No Recourse

.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as Parties hereto and, pursuant to, and in accordance with the terms of, the Equity Financing Commitment or the Confidentiality Agreement, the Sponsor or the other parties thereto, and no other Parent Related Party (other than, for the avoidance of doubt, the Sponsor or the other Parent Related Parties party to the the Equity Financing Commitment or the Confidentiality Agreement, pursuant to, and in accordance with the terms thereof) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim against the Parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection herewith.

Debt Financing Sources

.  Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself and its subsidiaries hereby: (i) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon the Company or its subsidiaries in any such Action or proceeding shall be effective if notice is given in accordance with Section 9.4, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Action brought against the Debt Financing Sources Related Parties in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent against the Debt Financing Sources with respect to the Debt Financing or any of the transactions contemplated thereby or the any services thereunder), (vi) agrees not to bring or support or permit any of its affiliates to bring or support any claim or cause of action whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Financing Commitment or the definitive documents related thereto or any of the transactions contemplated hereby or thereby and (vii) agrees that the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.17 , the last proviso to Section 9.7 or Section 8.2(f) and such provisions and the definition of “Debt Financing Sources” and “Debt Financing Sources Related Parties” shall not be amended without the prior written consent of the Debt Financing Sources party to the Debt Financing Commitments.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:
FERRO CORPORATION

By:  /s/ Peter Thomas
Name:Peter Thomas
Title:President and Chief Executive Officer

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:
PMHC II INC.

By: /s/ Scott Wolff
Name:Scott Wolff
Title:Vice President

MERGER SUB:
PMHC FORTUNE MERGER SUB, INC.

By: /s/ Scott Wolff
Name:Scott Wolff
Title:Vice President